Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

Soluna Holdings, Inc.,
as the Stockholder of MTI Instruments, Inc.,

and

NKX Acquiror, Inc., as the Purchaser

Dated as of April 11, 2022

Table of Contents

Page

I. DEFINITIONS; CERTAIN INTERPRETIVE MATTERS		1
1.1	Definitions	1
1.2	Certain Interpretive Matters	15
II. CLOSING; POST-CLOSING ADJUSTMENT		16
2.1	Purchase and Sale of Stock	16
2.2	Closing	16
2.3	Estimated Transaction Consideration	16
2.4	Closing Payments and Deliveries	17
2.5	Post-Closing Adjustment	19
2.6	R&W Insurance Policy	20
2.7	Proceedings	21
2.8	Certain Severance	21
III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		21
3.1	Existence and Qualification; Subsidiaries	21
3.2	Authorization; Enforceability	22
3.3	Non-Contravention; Consents; Restrictive Documents	22
3.4	Capitalization	22
3.5	Financial Statements; Company’s Books	23
3.6	No Undisclosed Liabilities	23
3.7	Tax Matters	23
3.8	Absence of Certain Changes	25
3.9	Contracts	27
3.10	Insurance Coverage	30
3.11	Litigation	30
3.12	Compliance with Applicable Laws; Permits	31
3.13	Real Properties	31
3.15	Intellectual Property; Data Security and Privacy	33
3.16	Environmental Matters	36
3.17	Plans and Material Documents	37
3.18	Interests in Counterparties and Others	39
3.19	Relationships; Employee Compensation	39
3.20	Other Employment Matters	40
3.21	Customers and Suppliers	42
3.22	Accounts Receivable and Payable; Inventory	42
3.23	Finders’ Fees	43
3.24	Compliance with Anti-Corruption Laws; Sanctions	43
3.25	Backlog	44
3.26	Warranties; Product Liability; Import/Export	44
3.27	Trade Names; Bank Accounts	45
3.28	No Additional Representations and Warranties	45

 i

Table of Contents (continued)

Page

IV. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER		45
4.1	Ownership	45
4.2	Authorization; Enforceability	46
4.3	Consents; Non-Contravention	46
4.4	Litigation	46
4.5	Finders’ Fees	46
V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		46
5.1	Organization	46
5.2	Authorization; Enforceability	47
5.3	Non-Contravention	47
5.4	Litigation	47
5.5	Finders’ Fees	47
5.6	Investment Intent	47
5.7	Available Funds	48
5.8	Sophisticated Purchaser; Independent Investigation; No Reliance	48
VI. CERTAIN COVENANTS		49
6.1	No Indebtedness or Liens	49
6.2	Further Assurances; Transition Assistance	49
6.3	Indemnification of Directors, Officers and Shareholders	49
6.4	R&W Policy	50
6.5	Non-Competition; Non-Solicitation	50
6.6	Public Announcements	52
VII. TAX MATTERS		53
7.1	Preparation of Tax Returns; Tax Refunds	53
7.2	Tax Claims	56
7.3	Transfer Taxes	57
VIII. SURVIVAL; INDEMNIFICATION		57
8.1	Survival	57
8.2	Indemnification by the Stockholder	57
8.3	Indemnification by the Purchaser	59
8.4	Indemnification Procedures	59
8.5	Determination of Claims; Payment	61
8.6	Miscellaneous Indemnification Provisions	62
IX. MISCELLANEOUS.		63
9.1	Notices	63
9.2	Amendments and Waivers	63
9.3	Expenses	63
9.4	Successors and Assigns	63
9.5	Third Party Beneficiaries	64
9.6	Releases	64

 ii

Table of Contents (continued)

Page

9.7	Governing Law; Consent to Jurisdiction	65
9.8	WAIVER OF JURY TRIAL	65
9.9	Counterparts	65
9.10	Headings	65
9.11	Entire Agreement; Construction	65
9.12	Severability	66
9.13	Legal Representation	66
9.14	Maintenance of and Access to Records	66
9.15	Purchaser’s Investigation and Non-Reliance	67

 iii

ANNEXES:

Annex I	Notices

EXHIBITS:

Exhibit A Exhibit B Exhibit C	Example Net Working Capital Calculation Escrow Agreement Transition Assistance

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE Agreement (this “Agreement”), dated as of April 11, 2022, is entered into by and between Soluna Holdings, Inc., a Nevada corporation, as the sole stockholder of the Company (as hereinafter defined) (the “Stockholder”) and NKX Acquiror, Inc., a Delaware corporation (the “Purchaser”). The Purchaser and the Stockholder are referred to herein each as a “Party,” and collectively as the “Parties.”

WHEREAS, the Stockholder owns beneficially and of record all of the issued and outstanding shares of capital stock of MTI Instruments, Inc., a New York corporation (the “Company”) (collectively referred to herein as the “Stock”); and

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Stockholder desires to sell all of the Stock to the Purchaser, and Purchaser desires to purchase all of the Stock from the Stockholder.

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. DEFINITIONS; CERTAIN INTERPRETIVE MATTERS.

1.1                           Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Principles”: means GAAP applied using for those accounting principles, methodologies, procedures and policies used in the Example Net Working Capital Calculation.

“Accounting Referee”: as set forth in Section 2.5(3).

“Adjustment Escrow Amount”: means an amount of cash equal to One Hundred Seventy Thousand Dollars ($170,000).

“Adjustment Escrow Funds”: means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Escrow Account and any interest or other earnings thereon then remaining in the Escrow Account.

“Affiliate”: means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, and (d) each child of any Person described in clauses (a), (b) or (c) above.

“Agreement”: as set forth in the introductory paragraph.

“Allocation”: as set forth in Section 7.1(1)(a).

“Ancillary Agreements”: means this Agreement, the Escrow Agreement, and the other documents, instruments and agreements expressly contemplated to be entered into pursuant hereto and thereto or in connection therewith.

“Anti-Corruption Laws”: as set forth in Section 3.24.

“Backlog”: means, for each identified purchase order, the amount of revenue set forth in such purchase order less the amount of revenue received by the Company pursuant to such purchase order.

“Balance Sheet Date”: means the date of the Latest Balance Sheet.

“Basket”: as set forth in Section 8.2(2)(a).

“Brookstone Parties” means Brookstone Partners IAC, Inc. and any Person that is “controlled” (as set forth in the definition of “Affiliate”) by Brookstone Partners IAC, Inc. (other than Stockholder).

“Business Day”: means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“CAA”: means the Consolidated Appropriations Act, 2021.

“Call Severance Amount” means an amount equal to $18,839.

“Cap”: as set forth in Section 8.2(2)(a).

“CARES Act”: means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cash and Cash Equivalents”: means an amount (which may be a positive or negative number) equal to all cash and cash equivalent assets of the Company as of immediately prior to the Closing determined in accordance with GAAP; provided, however, that for the avoidance of doubt, “Cash and Cash Equivalents” (i) shall include deposits in transit to the Company, and (ii) shall be calculated net of (x) any issued and uncleared checks, drafts and similar instruments of the Company, and (y) all cash and cash equivalents that are escrowed in separate accounts pursuant to a Contract or Law, in each case of the foregoing clauses (x), (y) and (z), only to the extent not duplicative of any other item used in the determination of Transaction Consideration or any sub-component thereof.

“CERCLA”: means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq, as amended.

“Closing”: as set forth in Section 2.2.

“Closing Date”: as set forth in Section 2.2.

“Closing Indebtedness”: means any Company Debt as of the Closing that is not satisfied by the Closing Indebtedness Payments, as reflected on the Final Adjustment Statement.

“Closing Indebtedness Payments”: as set forth in Section 2.4(1)(b).

“Closing Payments”: as set forth in Section 2.4(1).

“Closing Statement”: as set forth in Section 2.3.

“Closing Working Capital”: means the Working Capital of the Company as of the Closing, as reflected on the Final Adjustment Statement.

“COBRA”: as set forth in Section 3.17(c).

“Code”: means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company”: as set forth in the introductory paragraph.

“Company Debt”: means, without duplication, (a) any Liability of the Company (i) for borrowed money, (ii) evidenced by a bond, note, debenture or other debt security, (iii) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (iv) under interest rate or currency swap transactions, (v) capitalized leases or leases that should be capitalized pursuant to GAAP, (vi) deferred revenue, (vii) bankers’ acceptances, surety bonds, performance bonds or other financial guarantees, (viii) accrued bonuses, (ix) all COVID Related Deferrals, (x) deferred rent, (xi) all obligations arising from cash or book overdrafts; (xii) all customer overpayments; (xiii) all deferred Tax liabilities (excluding, for this purpose, reserves established to reflect differences in the treatment of Taxes under GAAP and Tax Law), (xiv) any conditional sale or other title retention agreement, (xv) amounts owing as deferred purchase price for property or services (other than trade payables arising in the Ordinary Course), contingent purchase price or similar obligations (including all seller notes, “earn-out” payments, holdbacks and similar payments and obligations), in each case, valued at the maximum amount thereof, together with the employer portion of any payroll Taxes due in connection therewith, (xvi) any severance obligations due prior to the Closing Date that are unpaid as of the Closing Date, together with the employer portion of any payroll Taxes due in connection with any such payments, (xvii) accrued, but unpaid Income Taxes, (xviii) the amount of all customer deposits, customer net credit balances and customer advances of the Company, (xix) all obligations, contingent or otherwise, arising from deferred compensation or severance plans or arrangements, successor or transaction bonuses or other bonuses, payments or obligations arising or payable as a result of or in connection with the transactions contemplated hereby (whether due at or after the Closing, with or without the passage of time or occurrence of other events, or otherwise and regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations), including the employer’s share of employment Taxes for any of the foregoing and (xx) the Call Severance Amount and the Hudson Severance Amount, (b) any liability described in the preceding clause (a) of any other Person that is guaranteed as to payment of principal or interest by the Company, or in effect guaranteed by the Company, through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge any security therefor; (c) all liabilities or obligations secured by a Lien (other than a Permitted Lien) upon property owned by the Company; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation. Notwithstanding the foregoing, “Company Debt” shall not include any amount, liability or obligation to the extent that the same is accrued for or counted as a Current Liability in the calculation of the Closing Working Capital or the calculation of the Selling Expenses (as the same are finally determined pursuant to Section 2.5 hereof).

“Company Indemnified Parties”: as set forth in Section 6.3.

“Company Real Property”: means any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company.

“Company Released Persons”: as set forth in Section 9.6(1).

“Competing Business”: means the business of and relating to the design, development, manufacturing, servicing, calibration and sale of electronic test and measurement equipment.

“Contracts”: means written or oral contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements.

“COVID-19”: means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures”: means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, or directive by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in connection with or in response to COVID-19, including the CARES Act or other guidance published with respect thereto by any Governmental Authority.

“COVID Related Deferrals”: means any Liabilities for Taxes or other amounts or Liabilities for or allocable to any Taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a Taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act, the CAA, or any other Law related to COVID-19 or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“Current Assets”: means, with respect to the Company, the current assets that are included in the line item categories of current assets that are specifically identified Example Net Working Capital Calculation, excluding Cash and Cash Equivalents, all determined in accordance with the Accounting Principles.

“Current Liabilities”: means, with respect to the Company, the current liabilities that are included in the line item categories of current liabilities that are specifically identified Example Net Working Capital Calculation, all determined in accordance with the Accounting Principles, excluding (y) Company Debt, and (z) any Selling Expenses.

“Damages”: means any and all debts, losses, claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and Liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) actually paid in connection with any of the foregoing.

“Disclosure Schedules”: means the disclosure schedules of the respective Parties as described in Articles II, III, IV, V, VI and VIII of this Agreement.

“Employment Agreements”: as set forth in Section 2.4(2)(c).

“Enforceability Exceptions”: as set forth in Section 3.2.

“Enterprise Value”: means $10,750,000.00

“Environmental Law”: means all applicable Laws and similar items of any Governmental Authority related to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or Liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous substances; (b) all requirements pertaining to the protection of the health and safety of employees or other Persons; (c) the use, actual or threatened Environmental Release, generation, handling, transport, treatment, management, distribution, generation, formulation, processing, labeling, recycling, reclamation, assessment, removal, testing, containment, response, storage, control, cleanup, abatement, monitoring, or disposal of Hazardous Substances or products containing Hazardous Substances, and (d) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes (i) the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts thereof, and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose Liability or obligations for injuries or Damages due to, or threatened as a result of, the presence of, effects of, or exposure to any hazardous substances.

“Environmental Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the indoor or outdoor environment, or into or out of any property.

“ERISA”: means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: means any Person that, together with the Company, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account”: means the funds maintained by the Escrow Agent in respect of the Adjustment Escrow Amount and the Indemnity Escrow Amount pursuant to the Escrow Agreement.

“Escrow Agent”: means Delaware Trust Company.

“Escrow Agreement”: means the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit B attached hereto.

“Escrow Amount”: means, collectively, the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Estimated Cash”: as set forth in Section 2.3.

“Estimated Closing Indebtedness”: as set forth in Section 2.3.

“Estimated Closing Working Capital”: as set forth in Section 2.3.

“Estimated Selling Expenses”: as set forth in Section 2.3.

“Estimated Transaction Consideration”: as set forth in Section 2.3.

“Example Net Working Capital Calculation”: means the example Working Capital calculation, as of December 31, 2021, attached hereto as Exhibit A.

“Exchange Act”: means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Reps” means the representations and warranties of the Stockholder (a) set forth in the second sentence of Section 3.14(c), Section 3.22(d) and Section 3.25, (b) set forth in Section 3.24 and Section 3.26(d); and (c) set forth in Section 3.15(j) and Section 3.15(k) related to Company’s cybersecurity liability.

“Export Controls and Trade Laws” means all U.S. export controls and economic and trade sanctions Laws, including the Arms Export Control Act (22 U.S.C.A. § 2278), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Customs and Border Protection regulations (19 C.F.R. Title 19, Chapter I), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, and any non-U.S. Laws of a similar nature to which the Company is subject.

“FCPA”: as set forth in Section 3.24.

“Final Adjustment Statement”: as set forth in Section 2.5(4).

“Final Claim”: as set forth in Section 8.5(1).

“Financial Statements”: means the audited consolidated balance sheet of the Stockholder and its Subsidiaries as of December 31, 2019 and December 31, 2020, together with the related audited consolidated statements of income, cash flows and changes in stockholder’s equity for the periods then ended, and the unaudited balance sheet of the Company as of December 31, 2021 and February 28, 2022 (the “Latest Balance Sheet”), together with the related unaudited statements of income for the periods then ended, all of which are attached as Schedule 3.5.

“Fraud”: means an intentional misrepresentation of a material existing fact, made with knowledge of its falsity, and for the purpose of inducing another Person (who is unaware of such falsity) to act, and upon which such Person relies, resulting in direct and foreseeable injury or damage to such Person as a result of such reliance.

“Fundamental Representation”: as set forth in Section 8.1.

“GAAP”: means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority”: means any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Government Contract” means any Contract entered into between the Company and any Governmental Authority and any Government Subcontract.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered by the Company that if awarded by a Governmental Authority would lead to a Government Contract, including any teaming agreement, joint venture agreement or partnering agreement.

“Government Subcontract” means any subcontract (at any tier), distributor agreement, reseller agreement, letter of supply or other type of indefinite delivery or indefinite quantity Contract of the Company (i) with another entity under a prime contract held by the Company, (ii) with another entity that holds either a prime contract with a Governmental Authority or a subcontract (at any tier) under such a prime contract, or (iii) that otherwise contains a “flow down” clause that imposes any requirements from a Contract with a Governmental Authority on the Company, in each case including any task orders or delivery orders issued under, or any modifications or addenda thereto, any such prime contract or subcontract, whether currently active or subject to an open audit period.

“Hazardous Substance” means any hazardous material, substance, pollutant, contaminant, waste, chemical substance or mixture, pesticide, petroleum, petroleum product or byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or other substance or materials for which Liability is imposed pursuant to any Environmental Laws, including all substances defined or regulated as “Hazardous,” “Toxic,” or a “Pollutant” pursuant to any Environmental Law.

“Hudson Severance Amount” means an amount equal to $13,456.

“Income Tax”: means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return”: means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party”: as set forth in Section 8.4(1).

“Indemnifying Party”: as set forth in Section 8.4(1).

“Indemnity Escrow Amount”: means an amount equal to $125,000.

“Indemnity Escrow Funds”: means, at any time, the portion of the Indemnity Escrow Amount then remaining in the Escrow Account and any interest or other earnings thereon then remaining in the Escrow Account.

“Indemnity Tax Matter”: as set forth in Section 7.2.

“Information Memorandum”: means that certain Confidential Information Presentation prepared by the Company and provided to the Purchaser, as such presentation may have been amended, modified or supplemented by the Company from time to time in its discretion.

“Intellectual Property Right”: means all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, brands, certification marks, logos, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”), (ii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”), (iii) inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, know-how, discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein, (iv) Software, (v) internet domain names and social media account or user names, whether or not Trademarks (“Domain Names”), (vi) moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, (vii) all pending applications and registrations of patents (whether provisional or non-provisional, utility, or design), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”), and (viii) the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Company, used or held for use by such Person in connection with its respective business.

“Inventory”: means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (including in-transit inventory).

“IP Contracts”: as set forth in Section 3.15(b).

“IRS”: means the Internal Revenue Service.

“IT Assets”: means all hardware, Software, firmware, networks, platforms, servers, interfaces, applications, websites and related infrastructure used by the Company in support of its business operations.

“Joint Instruction”: means a joint written instruction made by the Purchaser and the Stockholder and delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Knowledge” or “Knowledge Persons”: means the actual knowledge of Moshe Binyamin, Jessica Thomas, Michael Toporek, Pete Opela, and Ken Ameika, in each case, after inquiry to other employees of the Company.

“Latest Balance Sheet”: as set forth in the definition of “Financial Statements”.

“Law”: means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority.

“Leased Real Property”: as set forth in Section 3.13(a).

“Legal Proceeding”: means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim, hearing, investigation, audit, examination, charge, complaint, grievance, demand or governmental proceeding.

“Letter of Intent”: means that certain letter of intent, dated as of November 24, 2021, by and between the Stockholder and Branford Castle Partners, L.P., as such letter may have been amended, modified or supplemented by the parties party thereto.

“Liabilities” or, individually, “Liability”: means, with respect to any Person, any debt liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien”: means with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset. Without limiting the foregoing, for purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Major Component” means (a) a component incorporated into any product of the Company that comprises at least 10% of the cost of goods sold of such product, (b) a component incorporated into any product of the Company whose replacement by a substitute component or engineering redesign of such component would reduce the profit margin on such product by at least 10%, or (c) a component incorporated into any product of the Company whose engineering redesign of such component would reasonably be expected to require 2 or more man-months of engineering labor (with such man-month calculation made as if such redesign were to commence on the Closing Date).

“Major Customer”: as set forth in Section 3.21(a).

“Major Supplier”: as set forth in Section 3.21(a).

“Material Adverse Effect”: means (a) with respect to the Company or the Purchaser, as applicable, any change, occurrence, event or development that materially and adversely affects the ability of the Company or the Purchaser, as applicable, to consummate the Transactions contemplated by this Agreement, or (b) with respect to the Company, has a material adverse effect on the business, results of operations or financial condition of the Company, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any change, occurrence, event or development (i) arising from general (whether domestic and/or intentional) economic, political, financial, banking, credit or securities market conditions, including any disruption thereof, and any interest or exchange rate fluctuations, (ii) actual or proposed changes to domestic and/or international trade policies, including the imposition (actual or contemplated) of tariffs or other such Taxes or duties in connection with import and/or export activities (including any public announcements, media coverage, or market communications regarding the same); (iii) affecting companies in the industry in which it conducts its business generally; (iv) arising from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby; (v) arising from any changes, including changes in interpretation, in applicable Laws, GAAP, or any other accounting rules or, with respect to the Company, arising out of, resulting from or attributable to any action required to be taken under any Law or Order or any existing Contract by which the Company (or any of its assets or properties) is bound; (vi) arising from any actions required under this Agreement, including with respect to obtaining any consent required under this Agreement; (vii) arising from natural disasters, acts of terrorism or war (whether or not declared) or epidemics or pandemics; (viii) arising from the failure of the Company to meet any projections or forecasts; (ix) arising out of any action taken or omitted to be taken at the request or with the consent of any other party to this Agreement; or (x) arising from any item or items to the extent set forth in the Disclosure Schedules on the date hereof.

“Material Contract”: as set forth in Section 3.9(b).

“Notice of Claim”: as set forth in Section 8.4(1).

“Order”: means any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered into by or with a Governmental Authority, in each case, whether preliminary or final.

“Ordinary Course”: means, with respect to an action taken by any Person, an action that is consistent in nature, scope and magnitude with the past practices of such Person, including, without limitation, annual merit and promotion pay increases, normal payments of salary, bonus, and other compensation benefits, reimbursement for business expenses, and payments or increases required under the terms of any Plan.

“Organizational Documents”: means, with respect to any Person, the certificate of incorporation, bylaws, memorandum and articles, charter, operating agreement, limited liability company agreement, shareholders’ agreement, and all other similar documents (regardless of how named or characterized), as applicable, in each case as amended.

“OSHA”: means the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Party” and “Parties”: as set forth in the introductory paragraph.

“Pay-Off Letters”: as set forth in Section 2.4(1)(b).

“Permit”: means all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens”: means (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for on the Latest Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue and that are fully and properly reserved for in the Latest Balance Sheet; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) contractual landlord Liens for amounts not yet due and payable encumbering Leased Real Property (other than Liens based on actions or inactions of the Company); (e) Liens relating to any equipment leases; and (f) Liens set forth on Schedule 1.1.

“Person”: means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Personal Information”: as set forth in Section 3.15(k).

“Personal Property Leases”: as set forth in Section 3.14(a).

“Plans”: as set forth in Section 3.17(a).

“Policies”: as set forth in Section 3.10.

“Pre-Closing Tax Period”: means any taxable period ending on or before the Closing Date, including without limitation the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Adjustment Statement”: as set forth in Section 2.5(1).

“Privileged Communications”: as set forth in Section 9.13.

“Purchaser”: as set forth in the introductory paragraph.

“Purchaser Indemnified Parties”: as set forth in Section 8.2(1).

“R&W Policy”: as set forth in Section 2.6.

“Real Property Lease”: as set forth in Section 3.13(a).

“Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any Governmental Authority or private registrar.

“Representatives”: means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Restricted Party”: as set forth in Section 6.5.

“Restricted Person List” means the (i) Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the State Department’s Nonproliferation Sanctions Lists.

“Restricted Territory”: means the United States, Australia, Austria, Canada, China (including Hong Kong), France, Germany, India, Indonesia, Japan, Malaysia, New Zealand, Singapore, South Korea, Taiwan, Thailand, the United Kingdom, and any other country in which the Company has conducted business in the last five (5) years, including any country in which a customer of the Company was billed or a product of the Company was supplied to a customer.

“Section 338 Forms”: as set forth in Section 7.1(1)(a).

“Section 338(h)(10) Election”: as set forth in Section 7.1(1)(a).

“Securities Act”: means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Taxes” means, without duplication, and except to the extent included as a liability reflected in the final determination of Closing Working Capital pursuant to Section 2.5, Closing Indebtedness or in the calculation of Selling Expenses: (i) all Taxes (or non-payment thereof) of Stockholder or any equityholder of the Company for any Taxable period; (ii) all Taxes (or non-payment thereof) of the Company for a Pre-Closing Tax Period including attributable, under the principles of Sections 7.1(1)(b) and 7.1(2) to the portion of a Straddle Period ending at the close of the Closing Date; (iii) any Liabilities attributable to a failure by the Company, prior to Closing, to comply with any Tax withholding or payment requirement; (v) any Liability of the Company for Taxes of another Person (including. without limitation, Stockholder): (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of the Company having been a member of a consolidated, combined or similar Tax group at any time prior to Closing, (B) as a transferee or successor, where such status arose prior to Closing under applicable Tax Law, or (C) by Contract (other than any commercial agreements that do not relate primarily to Taxes) where such Contract was entered into prior to Closing, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date; (vi) any Taxes, including employment, payroll or other Taxes, resulting from the transactions contemplated by this Agreement; (vii) any Taxes resulting from any election pursuant to Section 108(i) or 965 of the Code (or any similar provision of state, local or non-U.S. Tax Law) on or prior to the Closing Date; (viii) any Taxes imposed pursuant to Sections 951 or 951A of the Code with respect to all taxable periods (or portion of any taxable period) ending on or before the Closing Date; (ix) any Taxes resulting from any breach or inaccuracy of any of the representations set forth in Section 3.7 or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Sections 7.1 or 7.2; (ix) all COVID Related Deferrals.

“Selling Expenses”: means all of the fees and expenses incurred by or on behalf of the Stockholder and/or Company in connection with the transactions contemplated by this Agreement or related to the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or any documents or agreements contemplated hereby, or the performance or consummation of the transactions contemplated by this Agreement, including (a) all brokers’ or finders’ fees (if any), (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, and experts, (c) any transaction bonus, change-of-control payment or other transaction-related compensatory payments (but excluding, for the avoidance of doubt, regular performance bonuses or commissions) payable by the Company or the Stockholder to any employee or other service provider of the Company in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, in each case including any employment, payroll or other Taxes in connection therewith, (d) 50% of the policy premium, along with all other costs and expenses, including commitment, diligence, underwriting and similar fees and expenses, incurred with respect to the R&W Policy, (e) 50% of the fees and expenses of the Escrow Agent, and (f) all premiums and other costs associated with the SLNH Maintenance Policies or obtaining the Tail Policy, in each case of the foregoing clauses (a) through (f), solely to the extent such fees, costs, expenses, commissions, disbursements, payments, and bonuses remain outstanding as of, and are to be paid at, the Closing; provided that “Selling Expenses” shall not include (i) any costs, fees, expenses, bonuses or other payments incurred at the direction of the Purchaser prior to the Closing (including related to any debt financing) or are incurred or become payable pursuant to actions taken, or arrangements that are implemented, by the Purchaser following the Closing, (ii) any liabilities included in Closing Working Capital, or (iii) for the avoidance of doubt, any fees, costs, expenses, commissions, disbursements, payments or bonuses paid prior to the Closing or that otherwise reduce the amount included in Cash and Cash Equivalents.

“Selling Expenses Income Tax Deductions”: means deductions arising in connection with the transactions contemplated by this Agreement, in each case, that are properly deductible for federal Income Tax purposes, that are attributable to: (i) the incurrence or payment of the Selling Expenses described in clauses (a) through (c) of the definition of Selling Expenses (and determined without regard to the exclusions contained in clauses (ii) and (iii) of the definition of Selling Expenses), and (ii) interest payments, prepayment penalties and write-offs of unamortized debt issuance costs arising out of the payment of Indebtedness by the Company upon the consummation of the transactions contemplated by this Agreement.

“SLNH Existing Policy” means the directors’ and officers’ liability insurance policy maintained by the Stockholder on the Closing Date.

“SLNH Maintenance Policies” as set forth in Section 6.3(b).

“Software”: means computer software (whether in source code, object code or other format), application programming interfaces, graphical user interfaces, databases and data files, systems software, application software (including mobile apps), firmware, middleware, libraries, protocols and specifications, in each case together with all associated specifications and documentation.

“Stockholder Indemnified Parties”: as set forth in Section 8.3.

“Stockholder Released Persons”: as set forth in Section 9.6(2).

“Stockholder”: as set forth in the introductory paragraph.

“Stock”: as set forth in the recitals.

“Straddle Period”: as set forth in Section 7.1(1)(b).

“Subsidiary”: means with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”: as set forth in Section 8.1.

“Tail Policy”: as set forth in Section 6.3(b).

“Tangible Personal Property” means fixtures, equipment, machinery, tools, vehicles, supplies, computers, telephones and other tangible personal property.

“Tax” or “Taxes”: means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat, unclaimed or abandoned property (whether or not considered a tax under local law), alternative or add-on minimum, estimated, registration or any other taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges in each case in the nature of a Tax, whether disputed or not, together with all additional Taxes, additions to Tax, penalties and interest imposed thereon and (b) liability for or in respect of the payment of any amount described in clause (a) of this definition that is imposed on a Person as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (including pursuant to Treasury Regulations Section 1.1502-6 or any comparable or similar provision of state, local or foreign Law), as a transferee or successor under applicable Tax Law or by Contract (other than any commercial agreements that do not relate primarily to Taxes).

“Tax Filing Party”: as set forth in Section 7.1(1)(a).

“Tax Returns”: means all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing Date that binds the Company and provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax Liability (other than any Ordinary Course commercial agreement, the primary subject of which is not Taxes).

“Third Party Claim”: as set forth in Section 8.4(2).

“Trade Control Laws”: means the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§1 et seq.), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Administration Regulations (15 C.F.R. §§730 et seq.) and associated executive orders, the economic sanctions laws, regulations and associated executive orders administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection.

“Transaction Consideration”: means an amount equal to: (a) the Enterprise Value; (b) minus an amount equal to any Closing Indebtedness; (c) plus the amount (if any) by which the Closing Working Capital exceeds the Working Capital Target; (d) minus the amount (if any) by which the Working Capital Target exceeds the Closing Working Capital; (e) plus the amount of the Company’s Cash and Cash Equivalents as of immediately prior to the Closing and (f) minus the amount of the Selling Expenses.

“USAF Contract” means that certain Solicitation/Contract/Order for Commercial Items No. FA8533-22-D0005, effective January 5, 2022.

“USAF Modified Contract”: as set forth in Section 6.2.

“Virtual Data Room”: as set forth in Section 1.2.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital”: means an amount equal to Current Assets minus Current Liabilities.

“Working Capital Target”: means One Million Seven Hundred Nine Thousand Dollars ($1,709,000).

1.2                           Certain Interpretive Matters. Unless context requires otherwise, (a) all references herein to Sections, Articles, Annexes or Schedules are references to Sections, Articles, Annexes, or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (d) words in the singular include the plural and vice versa, (e) unless otherwise expressly set forth herein, all references to “$” or “dollar” amounts in this Agreement are to lawful currency of the United States, (f) to the extent the term “day” or “days” is used, it will mean calendar days, (g) references to the masculine, feminine or neuter gender include each other gender, (h) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (i) the terms “including” and “includes” mean “including or includes without limitation,” (j) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time, (k) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof, and (l) only that information which has been made available to Purchaser in the Datasite Project Nano “virtual data room” created for purposes of the sale of the Company (the “Virtual Data Room”) as such data room existed as of the close of business on the second Business Day prior to the date of this Agreement and is included on the USB flash drive or CD delivered to Purchaser pursuant to Section 2.4(2)(l) shall be considered to have been “made available to”, “provided to” or “delivered to” (or words of similar import) Purchaser, as such phrases or similar phrases are used herein. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence

II. CLOSING; POST-CLOSING ADJUSTMENT.

2.1                           Purchase and Sale of Stock. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Stockholder shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Stockholder, all of the Stock, free and clear of all Liens other than Permitted Liens. The payment by the Purchaser of the Transaction Consideration (including any additional amount required pursuant to Section 2.5) into an account designated by the Stockholder shall constitute payment by the Purchaser to the Stockholder in full and final satisfaction of the Purchaser’s obligation to pay such amount hereunder.

2.2                           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic communication on the date hereof, and shall be effective as of 12:01 a.m. (Eastern time) on such date. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3                           Estimated Transaction Consideration. At least two (2) Business Days prior to the Closing, the Stockholder shall have caused the Company to deliver to the Purchaser a statement setting forth a good faith estimate of the amount of the Closing Indebtedness, Closing Working Capital, the Estimated Cash and the Estimated Selling Expenses (the “Closing Statement”). As used herein, “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” “Estimated Cash,” and “Estimated Selling Expenses” mean the estimates of the Closing Indebtedness, the Closing Working Capital, Cash and Cash Equivalents and Selling Expenses, respectively, as set forth in the Closing Statement. “Estimated Transaction Consideration” shall mean an amount equal to the Transaction Consideration, assuming for purposes of such calculation, the Closing Indebtedness is equal to the Estimated Closing Indebtedness, the Closing Working Capital is equal to the Estimated Closing Working Capital, the Cash and Cash Equivalents are equal to the Estimated Cash and the Selling Expenses are equal to the Estimated Selling Expenses. For the avoidance of doubt, Estimated Closing Indebtedness, Estimated Closing Working Capital, Estimated Cash, and Estimated Selling Expenses shall disregard any and all effects on the assets and liabilities of the Company as a result of (i) purchase accounting adjustments arising from or resulting as a consequence of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) any financing or refinancing agreements entered into at any time by the Purchaser or any of its Affiliates (other than, prior to the Closing, the Company), or (iii) any other transaction entered into by the Purchaser or any of its Affiliates (other than, prior to the Closing, the Company) in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (including, without limitation, payments pursuant to Section 2.4). The Closing Statement shall (a) be prepared in accordance with the Accounting Principles and otherwise in accordance with the definitions of Closing Indebtedness, Closing Working Capital, and Cash and Cash Equivalents as set forth in this Agreement, (b) be derived from the books and records (including the general ledgers) of the Company, and (c) properly reflect such books and records (including the general ledgers).

2.4                          Closing Payments and Deliveries.

(1)           At the Closing, the Purchaser shall pay the Estimated Transaction Consideration as follows (collectively, the “Closing Payments”):

(a)       The Indemnity Escrow Amount and Adjustment Escrow Amount shall be deposited by wire transfer of immediately available funds with the Escrow Agent, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(b)       the aggregate dollar amount to satisfy any Company Debt to be paid at the Closing (collectively, the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the pay-off letters (collectively, the “Pay-Off Letters”) provided by the Company to the Purchaser prior to the Closing or, with respect to the Call Severance Amount and the Hudson Severance Amount, to be paid to Michael Call and Melissa Hudson when and as due, as applicable;

(c)       the aggregate dollar amount to satisfy any Selling Expenses that remain unpaid at Closing to the Persons entitled thereto in accordance with invoices from such Persons provided by the Company to the Purchaser prior to the Closing; and

(d)       the balance to the Stockholder in cash by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Stockholder prior to the Closing.

(2)          Concurrently with the execution and delivery of this Agreement, the Stockholder shall deliver or cause to be delivered, as applicable, to Purchaser, all of which shall be in form and substance reasonably acceptable to Purchaser:

(a)       the Escrow Agreement, duly executed by the Stockholder and the Escrow Agent;

(b)       the consents, authorizations, orders and approvals described in Schedule 2.4(2)(b), in each case effective as of the Closing;

(c)       employment and restrictive covenant agreements, by and between the Company, on the one hand, and each of Moshe Binyamin, Pete Opela and Ken Ameika, on the other hand (the “Employment Agreements”), duly executed by each party thereto other than the Company;

(d)       a certificate of non-foreign status of the Stockholder as described in Treasury Regulation Section 1.1445-2(b)(2), and a fully completed and executed IRS Form W-9 from the Stockholder;

(e)       a good standing certificate, as of a recent date, for the Company, certified by the Secretary of State of the jurisdiction in which the Company is formed and each other state or jurisdiction in which the Company is qualified to do business as a foreign entity, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;

(f)        a certificate of (A) the secretary of the Company certifying to (i) the certificate of incorporation (or equivalent) of such entity, as certified by the Secretary of State of the state of incorporation of such entity, as of a recent date, and stating that no amendment has been made to such certificate since such date and (ii) all other Organizational Documents of such entity and (B) the secretary of the Stockholder certifying to (i) the adoption of resolutions by the board of directors of the Stockholder approving the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) the incumbency of the officers signing this Agreement and the Ancillary Agreements on behalf of such entity (together with their specimen signatures);

(g)       resignations of all of the directors and officers of the Company (unless otherwise indicated in writing by Purchaser to the Stockholder);

(h)       original stock certificates and duly executed stock powers related to the Stock;

(i)         the minute book, equity ledgers and equity records or comparable records of the Company;

(j)         termination and release agreements with respect to all contracts required to be identified on Schedule 3.18;

(k)        evidence that the SLNH Existing Policy is in full force and effect;

(l)         a USB flash drive or DVD containing all of the contents of the Virtual Data Room as of the close of business on the second Business Day prior to the Closing Date (which shall be permanent and accessible, without the need for any password, with readily and commercially available software);

(m)       fully executed Section 338 Forms; and

(n)       such other documents, instruments or certificates as shall be reasonably requested by Purchaser.

(3)          Concurrently with the execution and delivery of this Agreement, Purchaser shall deliver or cause to be delivered, as applicable, to the Stockholder:

(a)        the Escrow Agreement, duly executed by Purchaser;

(b)       the Employment Agreements, duly executed by the Company;

(c)        a certificate of the secretary of Purchaser certifying to (A) the certificate of incorporation (or equivalent) of such entity, as certified by the Secretary of State of the state of incorporation of such entity, as of a recent date, and stating that no amendment has been made to such certificate since such date, (B) all other Organizational Documents of such entity, (C) the adoption of resolutions by the board of directors of such entity approving the transactions contemplated by this Agreement and the Ancillary Agreements, and (D) the incumbency of the officers signing this Agreement and the Ancillary Agreements on behalf of such entity (together with their specimen signatures); and

(d)       such other documents, instruments or certificates as shall be reasonably requested by the Stockholder.

2.5                          Post-Closing Adjustment.

(1)           Adjustment Statement Preparation. As soon as practicable, but in any event not more than ninety (90) days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Stockholder an adjustment statement setting forth the amount of the Closing Indebtedness, the Closing Working Capital, the Cash and Cash Equivalents and Selling Expenses, in each case, as of the Closing and, as derived therefrom, the Purchaser’s written calculation of the Transaction Consideration, and the adjustment (if any) necessary to reconcile the Estimated Transaction Consideration to the Transaction Consideration (the “Preliminary Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared (i) as of 11:59 p.m. on the Closing Date (and dated accordingly), (ii) with respect to Closing Working Capital, in accordance with the Accounting Principles, and (iii) otherwise in accordance with the definitions of Closing Indebtedness, Closing Working Capital, and Cash and Cash Equivalents as set forth in this Agreement. For purposes of complying with the terms set forth in this Section 2.5, each Party shall cooperate with and make available to the other Parties, their respective Representatives, and the Accounting Referee, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder.

(2)           Adjustment Statement Review. If the Stockholder reasonably believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.5(1) hereof, the Stockholder shall so notify the Purchaser no later than thirty (30) days after the Stockholder’s receipt thereof, setting forth in such notice its objections to the Preliminary Adjustment Statement with particularity and the specific changes which the Stockholder proposes to be made in order to conform the Preliminary Adjustment Statement to the terms of Section 2.5(1) hereof.

(3)           Adjustment Statement Dispute Resolution. If the Stockholder timely notifies the Purchaser of an objection to the Preliminary Adjustment Statement in accordance with Section 2.5(2), and if the Stockholder and the Purchaser are unable to resolve such dispute through good faith negotiations within fifteen (15) days after the Stockholder delivers such notice of objection, then the Stockholder and the Purchaser shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Grant Thornton or, if such firm declines the representation or the terms of such representation are not acceptable to either Party, a nationally or regionally recognized accounting firm mutually agreed to by the Stockholder and the Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”). The Accounting Referee shall determine and report in writing to the Stockholder and the Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the Parties and upon which a judgment may be entered by a court of competent jurisdiction. The fees and expenses of the Accounting Referee shall be paid as follows: (i) the Purchaser shall pay a percentage of the fees determined by dividing (A) the amount of any adjustment actually awarded by the Accounting Referee by (B) the amount of the adjustment sought by the Stockholder in its objection to the Preliminary Adjustment Statement, and (ii) the Stockholder shall pay the balance of the fees. For purposes of illustration only, if there was an aggregate of $100 in dispute and if the final written determination of the Accounting Referee provides that $80 of such disputed amount is in accordance with the Stockholder’s position and $20 is in accordance with the Purchaser’s position, the Stockholder shall bear 20% of the Accounting Referee’s costs and expenses, on the one hand, and Purchaser shall bear 80% of the Accounting Referee’s costs and expenses, on the other hand.

(4)           Final Adjustment Statement. The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” and as such shall become final, binding, and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:

(a)       the mutual acceptance by the Stockholder and the Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by the Stockholder and consented to by the Purchaser;

(b)       the expiration of thirty (30) days after the receipt by the Stockholder of the Preliminary Adjustment Statement, absent timely written objection by the Stockholder in accordance with Section 2.5(2); or

(c)       the delivery to the Stockholder and the Purchaser by the Accounting Referee of the final report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 2.5(3).

(5)           Adjustment of Transaction Consideration. If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is greater than the Estimated Transaction Consideration, then (i) the Purchaser shall pay the amount of such difference to the Stockholder in cash, by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Stockholder, and (ii) within five (5) Business Days, the Purchaser and the Stockholder shall deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release all remaining funds from the Adjustment Escrow Funds and to disburse the same to the Stockholder. If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is less than the Estimated Transaction Consideration, then the Stockholder and the Purchaser shall direct the Escrow Agent to pay to the Purchaser from the Adjustment Escrow Funds an amount equal to such deficiency within five (5) Business Days of final determination of the Transaction Consideration; provided, however, that if such deficiency exceeds the Adjustment Escrow Funds, the Stockholder shall pay to Purchaser such excess amount in cash, by wire transfer of immediately available funds to an account designated in writing to the Stockholder by Purchaser. Any such amount shall be due and payable no later than five (5) Business Days after the Preliminary Adjustment Statement becomes the Final Adjustment Statement. For Income Tax purposes, any payment by the Purchaser or the Stockholder under this Section 2.5 shall be treated as an adjustment to the Transaction Consideration.

2.6                           R&W Insurance Policy. The Purchaser shall obtain an insurance policy issued by VALE Insurance Partners with respect to the representations and warranties of the Company and the Stockholder in this Agreement on terms reasonably acceptable to the Stockholder and the Company (the “R&W Policy”), including without limitation that (a) all premiums, underwriting fees, brokers’ commissions, success fees and other costs and expenses related to such RWI Policy will be split equally by the Purchaser and the Stockholder, (b) the Purchaser will provide the Stockholder a reasonable opportunity to review the R&W Policy and provide reasonable comments in advance of binding coverage, (c) the insurers under the R&W Policy will expressly waive any claims of subrogation against the Stockholder and its Representatives (except in the case of any recovery under the R&W Policy resulting from Fraud by the Stockholder) and (e) the Stockholder and its Representatives will be designated in the R&W Policy as intended third party beneficiaries of the R&W Policy language described in clause (c) hereof. Notwithstanding the foregoing, nothing in this Section 2.6 shall obligate the Purchaser for any fees or expenses of the attorneys of the Company or the Stockholder (prior to Closing).

2.7                         Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.8                         Certain Severance. Notwithstanding anything to the contrary in this Agreement, (a) if either Michael Call is not entitled to a severance payment under his transition services arrangement with the Company as in effect on the Closing Date or the Company or an Affiliate hires Michael Call within 3 months after he received the final payment of any such severance payment, then Purchaser shall cause to be paid to Stockholder an amount equal to the Call Severance Amount and (b) if either Melissa Hudson is not entitled to a severance payment under her transition services arrangement with the Company as in effect on the Closing Date or the Company or an Affiliate hires Melissa Hudson within 3 months after she received the final payment of any such severance payment, then Purchaser shall cause to be paid to Stockholder an amount equal to the Hudson Severance Amount.

III. REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

The Stockholder represents and warrants to the Purchaser as follows:

3.1                         Existence and Qualification; Subsidiaries.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Company does not have any Subsidiaries. The Company is duly licensed or qualified to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required other than any failure to be so qualified, licensed or in good standing which would not reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which the Company is licensed or qualified to conduct business as a foreign entity is identified on Schedule 3.1(a). The Company has the requisite entity power to carry on its business as currently conducted. The Company has made available to the Purchaser true and complete copies of the Organizational Documents of the Company. The Company is not in material violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing document, in each case as in effect as of the date hereof.

(b)       The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person except as disclosed on Schedule 3.1(b).

3.2                        Authorization; Enforceability.

(a)       The Company has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which it is or will be a party. The execution and delivery of this Agreement and each Ancillary Agreement to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby has been or will be duly and validly authorized by all necessary action on the part of the Company.

(b)       Once executed, this Agreement and each of the Ancillary Documents to which the Company is a party will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

3.3                        Non-Contravention; Consents; Restrictive Documents.

(a)       Except as disclosed on Schedule 3.3(a), the execution, delivery, and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is, or is contemplated by this Agreement to become, a party, did not and will not (i) violate the Organizational Documents of the Company, (ii) violate in any respect any Laws applicable to the Company, or by which any of its assets and properties are bound, (iii) conflict with or result in a violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any material licenses and material Permits, (iv) violate, conflict with or result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any material asset of the Company, the Stockholder or the Stock, other than, in the case of clauses (ii) and (iv), such violations, breaches, conflicts or defaults that would not reasonably be expected to have a material effect on the Company and, in the case of clause (iii), such Permits, the failure of which to be obtained or made would not reasonably be expected to have a material effect on the Company.

(b)       Except as disclosed on Schedule 3.3(b), the execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which it is, or is contemplated by this Agreement to become, a party, and the consummation of the transactions contemplated herein and therein, do not and will not require any consent, authorization, or approval of, or registration or filing with or to any Governmental Authority.

(c)       Except as disclosed on Schedule 3.3(c), the Company is not subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, Permit, instrument, Law, Order, or any other restriction of any kind or character, that would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Company with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which the Company is, or is contemplated by this Agreement to become, a party.

3.4                        Capitalization. The Stock and the record owners thereof are as set forth in Schedule 3.4. The Stockholder owns of record, and has good and valid title to all of the Stock, free and clear of any Liens (other than restrictions under Securities Laws). All outstanding Stock is duly authorized and validly issued in compliance with all applicable securities Laws. Except as set forth in Schedule 3.4, there are no outstanding (a) securities convertible into or exchangeable for Stock of the Company, (b) options, warrants or other rights to purchase or subscribe for securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Schedule 3.4, there are no (a) voting trusts, voting agreements, proxies, stockholder’s agreements or other similar instruments restricting or relating to the rights of the Stockholder to vote, transfer, or receive distributions with respect to any Stock or with respect to the management or control of the Company or (b) profit participation, stock appreciation or phantom equity features with respect to the Company or its equity interests that are in any Contract, plan or arrangement. This Agreement, together with the other documents executed and delivered at Closing by the Stockholder, will be effective to transfer valid title to the Stock to Purchaser, free and clear of all Liens and Contracts of any kind (other than restrictions under Securities Laws).

3.5                        Financial Statements; Company’s Books. The Company has made available to the Purchaser true and complete copies of the Financial Statements. Except as set forth in Schedule 3.5 and the notes thereto, the Financial Statements (a) have been prepared in accordance with GAAP, (b) are correct and complete in all material respects, (c) reflect the consistent application of the accounting principles throughout the periods involved, and (d) other than adjustments made in the Ordinary Course, fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations, changes in stockholder’s equity and statement of cash flows of the Company for the periods indicated, subject, in the case of the Latest Balance Sheet, to the absence of footnotes and year-end adjustments. The Company maintains a standard system of accounting established and administered in accordance with GAAP and makes and keeps accurate books and records in a consistent manner.

3.6                        No Undisclosed Liabilities. Except as disclosed on Schedule 3.6, the Company has no Liabilities, except for (i) Liabilities set forth on the face of the Latest Balance Sheet and (ii) Liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet (none of which, for avoidance of doubt, results from, or arises out of, Fraud).

3.7                        Tax Matters. Except as disclosed on Schedule 3.7:

(a)       The Company (i) has prepared and timely filed (or has had so prepared and filed on its behalf) all Income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company and all such Tax Returns are true, correct and complete in all material respects (provided, however, that no representation is being made with respect to the Company’s or any other Person’s ability to make use of any Tax attributes reflected on any such Tax Return after the Closing Date), (ii) has timely paid (or has paid on its behalf) all Taxes due and payable (whether or not shown or required to be shown on any Tax Return), and (iii) has withheld and timely paid and remitted all Taxes required to be withheld in connection with any amounts paid or owing to employees, creditors, shareholders, independent contractors and other third parties, and has complied, in all material respects, with information reporting, collection and retention provisions of applicable Laws with respect thereto;

(b)       The Liability of the Company for Taxes not yet due and payable does not materially exceed the amount shown on the face of the Balance Sheet (disregarding for this purpose reserves and Liabilities established to reflect differences in accounting between GAAP and applicable Tax Law) as adjusted for the period thereafter through the Closing Date assuming the business is operated in the Ordinary Course;

(c)       No audit, claim, investigation, examination, dispute or controversy relating to Taxes is in progress or pending with, or asserted in writing by, any Governmental Authority with respect to the Company. No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to taxation by or filing requirements with that jurisdiction;

(d)       The Company has not consented to extend the time (other than automatic extensions), or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority or to file any Tax Return, including the waiver or extension of any applicable statute of limitation (other than any extension which is no longer in effect);

(e)       The Company has not received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn;

(f)       The Company (i) has not been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax Return (other than the affiliated group the common parent of which is the Stockholder), (ii) has no Liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as transferee or successor, or by Contract (other than any commercial agreements that do not relate primarily to Taxes), or (iii) has been a partner, member, owner or beneficiary of any entity that has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, “specified foreign corporation” within the meaning of Section 965 of the Code, partnership or a trust for Tax purposes;

(g)       The Company is not a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement or arrangement with any Governmental Authority, in each case, nor is there any outstanding request for such rulings or agreements; no power of attorney has been granted by the Company with respect to any Taxes is currently in force;

(h)       The Company is a not a party to or has not engaged in any “reportable transaction” under Section 1.6011-4 of the Treasury Regulations (or any similar provision of state, local or foreign Law);

(i)       Neither the Company, Purchaser or any of their Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting (whether pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, or otherwise) or use of an improper method of accounting for a taxable period beginning on or prior to the Closing Date, (ii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (vi) election prior to the Closing under Section 108(i) or 965(h) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law); (vii) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date; (viii) use of a method of accounting other than the accrual method; or (ix) any deferred amounts pursuant to Sections 451(c), 455, 456 or 460 of the Code or any corresponding provision of applicable Law;

(j)       There are no Liens for Taxes upon the Stock or any of the assets or properties of the Company, other than Permitted Liens;

(k)       The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(l)       The Company a not a party to or bound by, or liable for any Taxes as a result of, any Tax Sharing Agreement;

(m)       The Company is not subject to Tax, nor does it have a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), in a country other than the country in which it is organized;

(n)       The Company has not been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 or 361 of the Code within the last two (2) years; and

(o)       The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state of local Law), (ii) deferred any Taxes (including both the employer and employee portion of any such Taxes) or filed an amended Tax Return under, or in response to, any COVID-19 Measures, (iii) claimed any employee retention credits or (iv) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer pursuant to any COVID-19 Measures sought) any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with any COVID-19 Measures.

3.8                        Absence of Certain Changes. Except as disclosed on Schedule 3.8 or as contemplated by this Agreement, since December 31, 2020, the Company has conducted its business in the Ordinary Course, there has been no Material Adverse Effect with respect to the Company and the Company has not:

(a)       amended or modified its governing or Organizational Documents;

(b)       (i) other than in the Ordinary Course, entered into or materially modified any employment, severance, or similar agreement with any director, manager, officer, or employee of the Company, (ii) made or granted any bonus or other incentive compensation (except commissions paid in the Ordinary Course), or increased or decreased the base compensation or consulting fees, bonus, or other incentive compensation (including commissions), or benefits payable to any employee or independent contractor whose annual base compensation or consulting fees are in excess of $50,000 or to any director, manager, or officer (regardless of annual base compensation or consulting fees), except for salary increases in the Ordinary Course with respect to employees who are not officers, managers or directors, (iii) amended or terminated any existing Plan (except as required by applicable Law) or (iv) adopted any new Plan or increased the coverage or benefits available under any existing Plan except for increases in the Ordinary Course with respect to non-officer employees;

(c)       (i) hired, or terminated the employment or service of, any employee or independent contractor outside the Ordinary Course, (ii) implemented any employee layoffs or plant closings that would implicate the WARN Act or any similar Law, (iii) granted any employee, or required any employee to take, a leave of absence or (iv) entered into, amended, or extended any collective bargaining agreement or other Contract with any labor union;

(d)       entered into, renewed, amended, terminated or permitted to lapse any Contract or transaction with any of its Affiliates, or paid to or received from any Affiliate of the Company any amount (other than salaries paid to employees in the Ordinary Course);

(e)       other than in the Ordinary Course, entered into, materially modified, amended, extended or terminated (or received notice of termination of), or waived, released, or assigned any rights or claims under, any Material Contract (or any Contract that, had it not been terminated, would have constituted a Material Contract);

(f)        made any acquisition of all or any material part of the assets, properties, capital stock or other equity interests or business of any other Person (other than purchases of Inventory in the Ordinary Course);

(g)       made any material change in the manner in which it generally extends discounts or credits to, or otherwise deals with, customers;

(h)       written up or written down any of its material assets or materially revalued its Inventory;

(i)         made any material change in financial or Tax accounting methods, principles or practices, except as required by an applicable Law or GAAP;

(j)         made any change to or rescission of any material Tax election or change in its method of Tax accounting, preparation or filing of any Tax Returns in a manner which is materially inconsistent (except as required by applicable Law) with the past practices of the Company with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the ordinary course of business, filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or settled any audit or other claim relating to Taxes, consented to any extension or waiver of the limitation period applicable to any claim relating to Taxes, entering into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax matter or applied for or requesting any Tax ruling;

(k)        (i) applied for or obtained any loan or other Company Debt or amount pursuant to or in connection with the CARES Act or any other COVID-19 related Law or (ii) incurred any other Company Debt other than borrowings in the Ordinary Course under any existing revolving credit facilities set forth on Schedule 3.9(a)(iii);

(l)         (i) written-off as uncollectible any notes or accounts receivable except write-offs in the Ordinary Course charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any other material asset of the Company, except in the Ordinary Course, or (iii) altered the customary time periods for collection of accounts receivable or payments of accounts payable;

(m)       paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or any action for Damages, other than the payment, discharge, or satisfaction of (i) liabilities reflected on or reserved against the Latest Balance Sheet, or (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course;

(n)       suffered any damage, destruction, eminent domain taking or casualty loss with respect to any of its material assets or properties, whether or not covered by insurance, or experienced any reduction in the amount and scope of insurance coverage;

(o)       adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of the Company;

(p)       received notification from any Governmental Authority of possible or probable violations of any Law, or that an investigation has been initiated to determine whether the Company has violated any Law;

(q)       (i) closed (whether temporarily or otherwise) or limited access to any office or facility as a result of or in connection with COVID-19 or (ii) taken any other actions outside the Ordinary Course as a result of or in connection with COVID-19; or

(r)         committed, agreed to, or contracted, whether orally or in writing, to do any of the foregoing.

3.9                        Contracts.

(a)       Except (i) for this Agreement and the Ancillary Agreements, and (ii) as disclosed on Schedule 3.9(a) (arranged in subsections corresponding to the subsections below), the Company is not a party to or bound by any of the following Contracts:

(i) any Contract for the employment or other engagement of any current officer, director, manager, employee or independent contractor other than any at-will agreement (cancellable at any time without the payment of any severance or other amount);

(ii) any partnership, joint venture, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(iii) any Contract relating to Company Debt (in any case, whether incurred, assumed, guaranteed, or secured by any asset);

(iv) any Contract relating to outstanding obligations of the Company to make capital expenditures in excess of $25,000;

(v) any lease or other Contract under which the Company is lessee of or holds or operates any vehicles, equipment or other tangible property (other than real property), owned by any other Person, except for any lease or other Contract that is not a capital lease and under which the aggregate annual rental payments do not exceed $20,000;

(vi) any Contract that limits the Company from engaging in any business or any line of business in any geographic area;

(vii) any Contract containing any exclusivity provision or creating any exclusive relationship that restricts the Company;

(viii) any Contract containing any (A) “most favored nation” or “most favored customer” pricing or other preferred pricing or (B) fixed or indexed pricing or similar pricing terms or provisions;

(ix) any Contract pursuant to which a Company offers or obligates itself to pay any volume discounts, rebates, other promotional allowances or commissions;

(x) any Contract requiring a Company to meet any purchasing commitments or make any minimum volume of purchases;

(xi) any Contract providing for a right of first refusal or right of first offer;

(xii) any Contract containing a non-solicitation or no-hire provision that restricts the Company;

(xiii) any agency, dealer, distributor, franchise, sales representative, reseller, sales promotion, marketing or other similar Contract;

(xiv) any Contract or arrangement with (A) the Stockholder or any of its Affiliates, or (B) any director or officer of the Company (other than for employment on customary terms);

(xv) any leases of Company Real Property or material Tangible Personal Property;

(xvi) any Contract providing for the indemnification of another Person by the Company other than any such Contracts with customers entered into in the Ordinary Course, the primary purpose of which is not indemnification, that contain a customary and commercially reasonable mutual indemnification provision;

(xvii) any Contract for a collective bargaining agreement or other labor union Contract;

(xviii) any Contract pursuant to which the Company permits or agrees to permit any other Person to use, enforce, or register any material Intellectual Property Rights;

(xix) any Contract with a Major Customer or Major Supplier;

(xx) (A) any Government Subcontract, (B) any other Government Contract and (C) any Government Contract Bid;

(xxi) any Contract under which the Company is, or may become, obligated to incur any severance, retention, change of control, or other payment, benefit, or other compensation obligations that would be created, accelerate, accrue, vest, or become payable as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event);

(xxii) any Contract with current or former officers, directors, managers, employees, independent contractors, consultants, or agents of a Company providing for indemnity, exculpation, or expense reimbursement or advancement by such Company; or

(xxiii) any Contract (or group of related Contracts with the same party or related parties) that provides for or is reasonably likely to provide for the payment by, or to, the Company after the date hereof of an amount in excess of $25,000 per annum or which cannot be cancelled by the Company without penalty or without more than 90 days’ notice (not including purchase orders with customers entered into in the Ordinary Course).

(b)       Each Contract disclosed on Schedule 3.9(a) or required to be so disclosed (each a “Material Contract”) is a valid and binding Contract of the Company and is in full force and effect and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto (subject only to the Enforceability Exceptions). The Company and, to the Knowledge of the Company, each other party thereto, is not in default or breach, in any material respect, under the terms of any Material Contract. To the Knowledge of the Company, there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) that, with the giving of notice or the passage of time, could become a default or event of default under any such Material Contract by any of the parties thereto. The Company has not received any written, or to the Knowledge of the Company, oral notice alleging a breach by the Company under any Material Contract. The Company has made available to the Purchaser or its Representatives true and complete copies of each Material Contract.

(c)       In the past five (5) years, the Company has not obtained any revenue as a result of, or made or maintained any representations, registrations or certifications that it is, has or qualifies for any of the following: a small business, female-owned, veteran-owned, HUBZone status, foreign nationality, disadvantaged or minority ownership, or any similar set-aside, business program or arrangement. The Company is not, and no employee, member, manager, shareholder, or officer of the Company is, required, or in the past five (5) years has been required, to maintain a security clearance in connection with the operation of the Business or the performance of any Contract. Except as set forth on Schedule 3.9(c), the Company is not and has not been required, in the past five (5) years, to post any deposits, letters of credit, trust funds, bid bonds, performance bonds, completion bonds, reclamation bonds, surety bonds or any similar undertakings in connection with the operation of the business of the Company or pursuant to the terms of any Contract.

(d)       In the past five (5) years: (i) there have been no audits or investigations relating to any Government Contract; (ii) no Governmental Authority has notified the Company that it breached or allegedly breached any Law applicable to, or any terms of, any Government Contract or Government Contract Bid; (iii) the Company has not received any written adverse or negative performance evaluations or ratings with respect to any Government Contract; (iv) no basis exists to give rise to a claim for fraud against the Company in connection with any Government Contract or Government Contract Bid; (v) the Company has not recognized any revenue in excess of the contractual obligation of any Governmental Authority pursuant to a Government Contract or incurred (or projects to incur) annual cost overruns in excess of price; (vi) no money due to the Company under any Government Contract has been withheld or set off; (vii) none of the Government Contract Bids are the subject of bid or award protest proceedings, and no Person has notified the Company that any Person intends to seek the Company’s agreement to lower rates under any of the Government Contract Bids; (viii) there has not been any audit, investigation, or, to Company’s Knowledge, threatened audit or investigation of the Company or its officers, employees, consultants, agents, or representatives with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Contract Bid; (ix) the Company has not made any mandatory disclosure under FAR 52.203-13(b)(3)(i) or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Contract Bid, and there are no facts that would require any mandatory disclosure under FAR 52.203-13(b)(3)(i); (x) none of the Company or its officers, employees, consultants, agents, or representatives has been suspended, debarred, or otherwise excluded from doing business with any Governmental Authority or has been the subject of a finding of noncompliance, non-responsibility, or ineligibility for contracting with any Governmental Authority; (xi) the Company has no interest in any pending or potential Legal Proceeding under the Contract Disputes Act relating to any Government Contract or Government Contract Bid; and (xii) the Company is not subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract that is or was subject to the Anti-Assignment Act or Assignment of Claims Act.

3.10                        Insurance Coverage. Schedule 3.10 sets forth a list detailing the type, form of coverage, period of coverage, policy number and name of issuer of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, and directors, as applicable, of the Company (each a “Policy” and collectively, the “Policies”). With respect to each Policy, the Company has delivered to the Purchaser a true and complete copy of each such Policy, as amended or otherwise modified and in full force and effect (subject only to the Enforceability Exceptions) as of the date of this Agreement. The Policies are sufficient for compliance in all material respects with all requirements of Law and, to the Knowledge of the Company, all Contracts to which the Company is a party or otherwise bound. Except as set forth on Schedule 3.10, during the past five (5) years, (i) the Company has not made any claim under any Policy with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (ii) no insurer has threatened in writing to cancel any Policy.

3.11                        Litigation. Except as disclosed on Schedule 3.11(a), there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing or, to the Knowledge of the Company, orally against or affecting the Company, or any of its properties, assets, or Intellectual Property Rights. Schedule 3.11(b) sets forth a complete and correct list and description of all Legal Proceedings made, filed, or otherwise initiated against or involving the Company or, to the extent related to the Company or its business, any current or former officer, director, manager, member, or employee of the Company, that have been pending or resolved in the past five (5) years. Except as set forth on Schedule 3.11(c), the Company is not subject to any outstanding Order or settlement agreement.

3.12                      Compliance with Applicable Laws; Permits. Except as disclosed on Schedule 3.12(a), the Company is not and has not for the past five (5) years been in material violation of any applicable Law or Order, nor does the Company have Knowledge of the issuance or proposed issuance of any notice by any Governmental Authority of any actual violation or any alleged material violation of any Law or Order, except where any violation or failure to comply would not reasonably be expected to have a material effect on the Company. In furtherance and not in limitation of the foregoing, the Company has been in compliance with all state, local, federal and other Laws and Centers for Disease Control and Prevention rules and guidance, in each case, relating to COVID-19, including any such Laws or guidelines relating to the closure of businesses. The Company holds and is, and during the past five (5) years has been, in material compliance with all Permits, licenses, approvals, certificates, registrations, and other authorizations of and from all, and has made all material declarations, notices, reports and filings with, Governmental Authorities necessary for the lawful conduct of the Company’s business as presently conducted and the Company’s compliance with its Contracts (including any representations of the Company set forth therein). Schedule 3.12(b) contains a true, correct and complete listing of all Permits held by the Company, copies of which have been provided to Purchaser. Except as set forth on Schedule 3.12(c), the Permits will continue in effect following the consummation of the transactions contemplated hereby without the need for any Consent that has not already been obtained. To the Knowledge of the Company, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach under any such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit. All applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Authority.

3.13                      Real Properties.

(a)       The Company has never owned, in whole or in part, any real property. Schedule 3.13(a) sets forth a list of all Company Real Property that is leased by the Company or for which the Company holds a possessory interest, in each case, on the Closing Date (the “Leased Real Property,” and the underlying leases, the “Real Property Leases”). The Company has made available to the Purchaser true and correct copies of all Real Property Leases. Assuming good title in the landlord, all Real Property Leases are valid, binding, and enforceable (subject only to the Enforceability Exceptions) in accordance with their respective terms against the Company, and, to the Knowledge of the Company, against each other party thereto, and the Company is a tenant or possessor in good standing thereunder and all rents currently due under such Real Property Leases have been paid. There does not exist under any such Real Property Lease any default or any events that with passage of time or the giving of notice, or both, would constitute an event of default by the Company under any Real Property Lease or, to the Knowledge of the Company, by any other party to any Real Property Lease. The Company has made available to Purchaser true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and, if any, all estoppel certificates or recognition or subordination, non-disturbance and attornment agreements and material written correspondence related thereto.

(b)       Except as set forth on Schedule 3.13(b):

(i) all improvements included in the Leased Real Property that are owned by the Company, if any, are in good operating condition (ordinary wear and tear excepted, and except for ordinary routine maintenance and repairs that are not material in nature or cost);

(ii) there are no written or oral leases, subleases, licenses, concessions, occupancy rights or other Contracts granting to any Person other than the Company the right to use or occupy any Leased Real Property, and there is no Person in possession or occupancy of any Leased Real Property other than the Company;

(iii) the Company has not received any written or, to the Knowledge of the Company, oral notice that the current use and occupancy of the Leased Real Property and the operation of the Company’s business as currently conducted and as currently planned to be conducted thereon violates any zoning ordinance, easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Leased Real Property or other Law related to the operation of the Leased Real Property;

(iv) the leasehold interests of the Company relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens;

(v) there is no pending, threatened in writing, or, to the Knowledge of the Company, orally threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of any Leased Real Property;

(vi) to the Knowledge of the Company, there is no Legal Proceeding pending, to change the zoning or building ordinances or any other Laws affecting the Leased Real Property;

(vii) to the extent ordered or commissioned since December 31, 2019 and in the possession or control of the Company on the Closing Date, any instruments evidencing Liens, commitments or policies of title insurance, deeds, surveys (as built or otherwise), title opinions, zoning reports, letters, approvals and ordinances, soil tests, geotechnical reports, architectural, engineering and other plans, appraisals, certificates of use or occupancy, or other material real property diligence documents with respect to any Leased Real Property have been delivered to Purchaser prior to the Closing Date;

(viii) no leasing or brokerage commission is payable as a result of the assignment or subleasing of any Real Property Lease; and

(ix) the Company has not sought nor obtained any waiver or deferral of any rent payment, real property Taxes, utilities or other expenses related to the Leased Real Property (in connection with COVID-19 or otherwise).

3.14                      Tangible Personal Property; Title; Sufficiency of Assets.

(a)       Schedule 3.14(a) sets forth all leases of Tangible Personal Property (“Personal Property Leases”) used by the Company. The Company has made available to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)       The Company (and not any Affiliate thereof) has a valid leasehold interest under each of the Personal Property Leases, and there is no default, in any material respect, under any Personal Property Lease by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default, in any material respect, thereunder, and the Company, and to the Knowledge of the Company, each other party thereto is in compliance with all obligations of the Company or such other party, as the case may be, thereunder.

(c)       The Tangible Personal Property owned by the Company and all of the items of Tangible Personal Property used in the Company’s business under the Personal Property Leases are in good operating condition (ordinary wear and tear excepted) and are adequate for the uses to which they are being put. Except as set forth in Schedule 3.14(c), as of the Closing Date, the manufacturer, supplier or vendor of any single item or group of related items of Tangible Personal Property with aggregate replacement value in excess of $30,000, offers full product support therefor, including spare parts, technical support and service, and full product support for any Software related to such Tangible Personal Property or such items of Tangible Personal Property are capable of being repaired by the Company or a third-party professional at a cost that is comparable to historical repair costs. Schedule 3.14(c) sets forth a list of all of the Tangible Personal Property.

(d)       The Company (and not any Affiliate thereof) has good and marketable title to the Tangible Personal Property and Registered Intellectual Property free and clear of any and all Liens other than Permitted Liens.

(e)       The Company’s assets are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company’s business as currently conducted. Except as set forth in Schedule 3.14(e), no Affiliate of the Company owns any assets that are used in the operation and conduct of the Company’s business.

3.15                        Intellectual Property; Data Security and Privacy.

(a)       Schedule 3.15(a) contains an accurate and complete list of the Intellectual Property Rights of the Company, including (i) the owner, and where applicable, the jurisdictions in which each such item of Registered Intellectual Property Rights has been filed, issued or registered, the title, the mark, application numbers and filing dates, registration numbers and filing dates, renewal or expiration dates, and the next deadline, (ii) all material unregistered Trademarks owned or used by the Company, and (iii) all Legal Proceedings before any Governmental Authority (other than actions related to the Ordinary Course prosecution of Registered Intellectual Property Rights before the US Patent and Trademark Office or the equivalent authority anywhere in the world) related to any such Intellectual Property Rights. The Company owns or has the right to all of the material Intellectual Property Rights necessary to conduct the business as currently conducted.

(b)       Schedule 3.15(b)(i) sets forth all material licenses and other Contracts pursuant to which the Company is granted by a third party or grants to a third party any license, covenant not to sue, or other rights, title or interests with respect to the Intellectual Property Rights, including any ongoing software or website maintenance agreements, other than licenses (including shrink wrap licenses) for commercial off-the-shelf software products (collectively, “IP Contracts”). The IP Contracts are valid, binding and enforceable between the Company and the other parties thereto, and there is no default under any IP Contract by the Company, or, to the Knowledge of the Company, by any other party thereto. Except as set forth on Schedule 3.15(b)(ii), neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property Rights or the Intellectual Property Rights of a third party pursuant to any IP Contracts.

(c)       Except as set forth on Schedule 3.15(c), (i) each item of the Company’s Registered Intellectual Property Rights is valid and subsisting, (ii) all necessary registration, maintenance and renewal fees currently due in connection with the Company’s Registered Intellectual Property Rights have been made and all necessary documents, recordations and certifications in connection with such Registered Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, and (iii) the Company has not taken any action or failed to take any action that could reasonably result in the abandonment, cancellation, invalidation, or unenforceability of any of the Company’s Registered Intellectual Property Rights. The Company is the sole and exclusive, legal and equitable owner of each Intellectual Property Right set forth in Schedule 3.15(a), free and clear of any Liens (other than Permitted Liens), and has legally enforceable rights to use all material Intellectual Property Rights reasonably necessary to the conduct of its business.

(d)       (i) To the Knowledge of the Company, the operation of the Company’s business as currently conducted on the date hereof does not infringe, misappropriate, or violate the intellectual property rights of any third party, and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating, or violating the Company’s Intellectual Property Rights.

(e)       Except as set forth on Schedule 3.15(e), (i) there are no Legal Proceedings currently pending or that were pending in the five (5) years’ period prior to the Closing against the Company contesting the use, validity, enforceability, registrability, patentability or ownership of any of the Company’s Intellectual Property Rights, or alleging that the Company infringed or is infringing the Intellectual Property Rights of any other Person, (ii) there are no Legal Proceedings pending that have been brought by the Company against any Person currently alleging infringement of the Company’s Intellectual Property Rights, and (iii) to the Knowledge of the Company, there are not any facts or circumstances that could reasonably be expected to give rise to any such Legal Proceedings.

(f)       Except as set forth on Schedule 3.15(f), all current and former employees, agents, consultants, contractors or other Persons of the Company who contributed to the material design or development of the Company’s products or services or of the Company’s Intellectual Property Rights, have executed binding, valid and enforceable written Contracts that protect the Company’s confidential information and assign to the Company all such Person’s respective rights, including any Intellectual Property Rights. There is no claim or demand of any Person pertaining to, or any proceeding which is pending, or to Knowledge of the Company, threatened, that challenges the rights of the Company, in respect of any of the Company’s Intellectual Property Rights.

(g)       The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets included in the Company’s Intellectual Property Rights, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(h)       No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Authority or funding from third parties (other than private investors in the Ordinary Course) was used in the development of the Company’s Intellectual Property Rights, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to ownership of or license to the Company’s Intellectual Property Rights. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of the Company’s Intellectual Property Rights, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(i)       The Company owns, possesses, and has exclusive control over all material source code for all Software owned by the Company and owns or has valid licenses for all Software used in the operation and conduct of the business. The Company has taken all actions customary in the software industry to document the Software and its operation, such that the Software, including its source code and documentation, has been written in a clear and professional manner so that it may be understood, modified and maintained in an efficient manner by competent programmers. The Company has not, and to the Knowledge of the Company, no Person acting on its behalf has, disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code related to any Intellectual Property Rights except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performance of services to the Company. None of the Company’s Intellectual Property Rights contains any shareware, open source code or other Software subject to the general public license or any similar license which would require the disclosure or licensing of any of the Company’s Intellectual Property Rights to any other Person.

(j)       All IT Assets are in good working condition and are reasonably sufficient for the operation of the Company’s business as currently conducted. In the past five (5) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other material impairment of the IT Assets. The Company owns or has access to all of its IT Assets and has taken all commercially reasonable steps intended to safeguard the confidentiality, availability, security, and integrity of the IT Assets, including implementing and maintaining reasonably appropriate backup, disaster recovery, and Software and hardware support arrangements. The Company lawfully owns, leases pursuant to a written agreement, maintains or licenses pursuant to a written agreement all material IT Assets that are used in, or reasonably necessary for, the operations of the business as currently conducted. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans and procedures, (ii) tests such plans and procedures on no less frequently than an annual basis, and (iii) such plans and procedures have been proven effective upon the most recent testing.

(k)       The Company has complied in all material respects with all applicable Laws, accepted industry standards, and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of sensitive, confidential, and personal information, which includes but is not limited to Personal Information, as defined under the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, as applicable, or other information relating to individuals that is otherwise subject to regulation by any applicable Law or Contract (collectively, “Personal Information”). The Company is, and during the past five (5) years has been, in material compliance with the terms of all Contracts to which it is a party relating to data privacy, security (including physical security and cybersecurity), and breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of Personal Information). In the past five (5) years, the Company has not (i) experienced any actual data breach, unauthorized access, or other security incident involving Personal Information in its possession or that is owned, used, stored, received, or controlled by the Company or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Proceeding by any Governmental Authority or other Person concerning its collection, use, processing, storage, transfer, or protection of Personal Information or actual violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Proceeding. The Company has established and implemented, and is and has been in compliance in all material respects with, commercially reasonable policies, programs and procedures concerning data privacy, security and breach notification, including policies that protect the confidentiality, integrity and security of Personal Information in the Company’s possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company has a privacy policy regarding the collection, use and disclosure of Personal Information in connection with the operation of the business and is and has been in material compliance with such privacy policy for the past five (5) years. The Company has in the past five (5) years posted its privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company. The Company has adequate technological and procedural measures in place reasonably intended to protect Personal Information collected by, or in the possession of, the Company against loss, theft and unauthorized access or disclosure. The Company limits access to Personal Information to those of its employees, agents, consultants and service providers who have a need to know the Personal Information as a condition to fulfilling their business function responsibilities.

3.16                       Environmental Matters. Except as disclosed on Schedule 3.16:

(a)       The Company is and has been in compliance in all material respects with all Environmental Laws.

(b)       During the period in which the Company was a tenant thereon, and, to the Knowledge of the Company, with respect to any other period, Hazardous Substances have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, the Leased Real Property by the Company or, to the Knowledge of the Company, by any other third party, except in a manner which would not reasonably be expected to result in any material Liability under any Environmental Laws and is otherwise in compliance with Environmental Laws.

(c)       The Company has provided Purchaser with true and complete copies of all environmental assessments, reports, manifests and environmental data in the Company’s possession or control pertaining to the Company, its business, or its assets.

(d)       The Company does not have any Liability or obligation, and has not entered into an agreement or consent order assuming any Liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Release caused by the Company). The Company has not ever received any written communication alleging either that it may be in violation of any Environmental Law or that it may have any Liability under any Environmental Law. The Company has not received any request for information from any Governmental Authority regarding the Company or any current or former owned or leased real properties or any offsite disposal facilities used by the Company. The Company has not, either expressly or by operation of Law, incurred, assumed or undertaken any Liability, of any Person, including any obligations for corrective or remedial action or in connection with any use, storage, handling, or Environmental Release of any Hazardous Substances into the indoor or outdoor environment (whether on-site or off-site) and, to the Company’s Knowledge, there are no facts, circumstances or conditions relating to, arising out of or attributable to the Company that could give rise to any Liability under Environmental Laws.

(e)       To the Company’s Knowledge, there is not located at any Company Real Property any (i) underground storage tanks, (ii) asbestos or asbestos-containing materials, (iii) equipment containing polychlorinated biphenyls, (iv) materials or media containing per- and polyfluoroalkyl substances, (v) lead-based paints, (vi) molds, (vii) landfills, surface impoundments, septic tanks, pits, sumps, lagoons, or disposal areas, (viii) groundwater monitoring wells, drinking water wells, or production water wells, or (ix) wetlands.

3.17                       Plans and Material Documents.

(a)       Schedule 3.17(a) sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other material compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, with respect to which the Company has any obligation or Liability to contribute or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, or director of the Company (collectively, the “Plans”) during the six (6) year period immediately preceding the Closing.

(b)       With respect to all Plans identified on Schedule 3.17(a), the Company has heretofore made available to Purchaser true and complete copies, to the extent applicable, of: (i) each Plan document (including any and all amendments, applicable trust agreement, investment management agreement(s), administrative service contracts or insurance contract or other funding contract); (ii) the most recent Internal Revenue Service favorable determination letter or opinion letter relating to each Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA); (iii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans as required to be filed pursuant to applicable Law; (iv) the summary plan description (as currently in effect) and any summary of material modification for each of the Plans; (v) the most recent actuarial valuation, if applicable, and latest financial statements for each of the Plans; (vi) the three (3) most recent Forms 1094-C and 1095-C, if applicable; (vii) the three (3) most recent nondiscrimination testing reports and if any testing failure occurred for a given plan year, then proof of such correction; and (viii) any correspondence with any Governmental Authorities (i.e., Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation) within the last four (4) years.

(c)       Neither the Company nor any ERISA Affiliate thereof has maintained, been a participating employer in or contributed to or has any Liability (whether actual or continent) with respect to any employee benefit plan (as such term is defined in Section 3(3) of ERISA) that is (i) subject to Title IV of ERISA, or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate thereof has sponsored or contributed to, or been required to contribute to or has any Liability (whether actual or continent) with respect to: (A) a multiemployer plan (as defined in Section 414(f) of the Code), (B) any multiple employer plan (i.e., an employee benefit pension plan which does not qualify as a single employer plan under Sections 414(b), (c) or (m) of the Code), (C) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); (D) an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that is a self-insured group health plan; or (E) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code. No Plan provides health or other welfare benefits to former employees of the Company other than health continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state Law. The Company has complied with the notice and continuation coverage requirements, and all other requirements, of COBRA, with respect to any Plan that is a group health plan (as defined in Section 607 of ERISA).

(d)       Each Plan is in compliance (both in form and operation) in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and the Company and each ERISA Affiliate of the Company has satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan (including the filing of applicable returns, reports, documents and notices regarding any of the Plans with any Governmental Authority or the furnishing of such notices or documents to the participants or beneficiaries of the Plans). No action, suit, claim, audit, investigation or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course), and there are no facts which could reasonably be expected to give rise to any material Liability in the event of any such action, suit, claim, audit, investigation or proceeding.

(e)        Each Plan that is intended to be qualified or exempt from taxation under Sections 401(a), 401(k) or 501(a) of the Code is so qualified and has either received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified in form or exempt, or is established on a pre-approved form of plan document that has received a favorable advisory or opinion letter from the IRS that such form of plan document is so qualified or exempt, and nothing has occurred since the date of such determination, advisory, or opinion letter that could reasonably be expected to have a Material Adverse Effect on the qualified or exempt status of any Plan.

(f)        The Company and its ERISA Affiliates are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended (ACA), including all requirements related to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time equivalent employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the ACA including Section 4980D and 4980H of the Code, is outstanding, has accrued, has arisen or could reasonably be expected to arise with respect to any period prior to the Closing, with respect to the Company, any of their ERISA Affiliates or any Plan. Neither the Company nor its ERISA Affiliates has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA or any state applicable Law governing health care coverage or benefits that could result in any material Liability to the Company. Company has maintained all records necessary to demonstrate compliance with the ACA and other similar state or local Law, and has timely and properly completed required ACA reporting under Sections 6055 and 6056 of the Code.

(g)       There has been no material non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company, nor any ERISA Affiliate of the Company, has incurred any Liability for any material excise Tax arising under the Code with respect to a Plan and no fact or event exists that could reasonably give rise to such Liability.

(h)       All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates (including any extensions) and within the applicable time required by the Plan and applicable Law, and any contributions or premium payments not yet due prior to the Closing Date have been properly accrued in the Ordinary Course. All such contributions have, where applicable, been fully deducted for Income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and, to the Knowledge of the Company, no fact or event exists which could reasonably give rise to any such challenge or disallowance.

(i)         There has been no amendment to, interpretation of, or announcement (whether or not written) by the Company, or change in employee participation or coverage under, any Plan, individually or in the aggregate, that would materially increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement. Each Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without Liability to the Purchaser, the Company or any ERISA Affiliate of the Company (other than ordinary administration expenses or with respect to benefits previously earned, vested, or accrued thereunder).

(j)         Except as provided on Schedule 3.17(j), no employee or former employee of the Company is, or will become, entitled to any bonus, retirement, severance, job security, or similar or enhanced benefit or compensation (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(k)        The Company is not a party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, is in compliance with Section 409A of the Code and the United States Treasury Regulations thereunder. Neither the Company nor any ERISA Affiliate has any contracts or obligations (whether oral or written) to provide a “gross-up” with respect to additional taxes under Section 409A of the Code.

(l)         Except as provided on Schedule 3.17(l), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b) of the Code and the regulations thereunder. Except as provided on Schedule 3.17(l), neither the Company nor any ERISA Affiliate has any contracts or obligations (oral or written) to provide a “gross-up” to any employee, officer or director with respect to excise taxes under Section 4999 of the Code.

3.18                       Interests in Counterparties and Others. Except as disclosed on Schedule 3.18, the Stockholder does not and, to the Knowledge of the Stockholder, no officer or director of the Company or the Stockholder possesses, directly or indirectly, any material ownership or pecuniary interest in, directly or indirectly, or is a trustee, director, manager, officer, Affiliate, or employee of, any Major Customer or Major Supplier. Except as disclosed on Schedule 3.18, the Company has not made material payments to, or conducted material transactions with, any officer, director, manager, member or Affiliate of the Company or the Stockholder, except for compensation of such Persons in the Ordinary Course. The ownership of five percent (5%) or less of any class of securities of a Person will not be deemed to be an ownership interest for purposes of this Section 3.18.

3.19                       Relationships; Employee Compensation.

(a)       Except for the employment agreements set forth on Schedule 3.19(a), no Stockholder, officer or director of the Company, and to the Knowledge of the Company, no employee who receives annual compensation (including base salary or wage rate and all forms of incentive compensation) in excess of $100,000 per year, is a party to or is otherwise bound by any Contract, including any confidentiality, non-competition, or proprietary rights Contract, between such employee, stockholder, officer, or director, on the one hand, and any other Person, on the other hand, that has had or could reasonably be expected to have had an adverse effect on (a) the performance of his or her duties as an employee, Stockholder, officer or director, of the Company, (b) the ability of the Company to conduct its business in the Ordinary Course, or (c) the ability of the Company to conduct its business after the Closing in a manner consistent with the conduct of such business by the Company prior to the Closing.

(b)       Schedule 3.19(b) sets forth a list of all the employees and independent contractors of the Company, and each such employee’s or independent contractor’s location, job title, rate of base compensation and any bonuses, commissions, or special compensation, exempt or non-exempt status, full or part-time status, dates of employment (including the dates of any breaks in service), any accrued paid time off and severance, and status as active or inactive (and if inactive, reason for leave and expected return date), in each case, employed and/or engaged as of a recent date not more than two (2) weeks prior to the date of this Agreement. All such employees and independent contractors are terminable at will (unless otherwise set forth on Schedule 3.19(b)), in each case without further liability to the Company.

3.20                       Other Employment Matters.

(a)       Except as disclosed on Schedule 3.20(a), the Company is, and has been for the past five (5) years, in compliance with all Laws and other obligations regarding employment, employment practices, independent contractors and terms and conditions of employment, including all minimum wage and overtime Laws and wage payment Laws, employee notification, leave, affirmative action, child labor, immigration, employment discrimination (including harassment), disability rights or benefits Laws, government contractor and subcontractor requirements, retaliation, accommodation of religion, employee polygraph protection, employment application, background checks, drug testing, fair credit reporting and consumer reports, work authorization requirements, personnel and employment records, mass layoffs and plant closings, veterans’ employment and reemployment rights, occupational health and safety, workers’ compensation and unemployment insurance, labor-management relations, collective bargaining, fair labor standards, and the classification and payment of employees and independent contractors, except where any violation or failure to comply with such Laws would not reasonably be expected to have a material effect on the Company, and have not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws, and have not, and are not, engaged in any unfair labor practice.

(b)       During the prior one (1) year, there has been no mass layoff, plant closing, or shutdown that required notice to be provided pursuant to or otherwise implicates the WARN Act or any similar Law.

(c)       As of the date of this Agreement, (i) the Permits held by employees of the Company, which are all of the Permits that are required to be held by such employees for the Company to provide the services they provide as presently conducted, and (ii) all professional licenses and designations held by such employees of the Company, in each case, are in full force and effect, and true and complete copies (or other evidence) of such Permits and professional licenses and designations have been made available to Purchaser.

(d)       Except as set forth on Schedule 3.20(d), (i) the Company has not entered into or otherwise become subject to any collective bargaining, side letter agreement, memorandum of understanding, or other agreement with a labor union, and no such agreement is being negotiated, and the Company has not agreed to recognize any union or other collective bargaining representative, (ii) to the Knowledge of the Company, as of the date of this Agreement, no union organization campaign is pending with respect to any employees of the Company, no union or collective bargaining representative has been certified as representing any employees of the Company and there has been no such union organizing campaign for the past five (5) years, and (iii) no employee of the Company is represented by a labor union, works council, or other employee representative organization, and no petition has been filed by or on behalf of any such employee representative organization with any Governmental Authority seeking certification of a bargaining representative of any such employees. The Company is not experiencing, and has not experienced, any labor strike, lockout, dispute, slowdown, stoppage, picketing, walkout, slowdown, economic action, or any other material labor difficulty, and there are no facts or circumstances that might lead to any such labor difficulty. There is no suit for violation of a collective bargaining agreement, Legal Proceeding to confirm or vacate a labor arbitration award, unfair labor practice charge or complaint, grievance, or labor arbitration pending or, to the Knowledge of the Company, threatened, against the Company.

(e)        The Company has not incurred within the past five (5) years, and no circumstances exist under which the Company would reasonably be expected to incur, any Liability arising from the misclassification of employees as independent contractors, from the failure to pay wages (including overtime wages) or bonuses or commissions, from the failure to pay severance obligations or other severance benefits to former employees, from discrimination (including harassment) or retaliation, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar Laws. With respect to the Company’s employees and independent contractors, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under any and all applicable Laws, and, for each individual classified as an employee, the Company has accurately classified him or her as exempt or nonexempt under any and all applicable Laws.

(f)        During the past five (5) years, there have been no internal employee or independent contractor audits or investigations regarding an alleged violation of Law by the Company, including, but not limited to, workplace violence, wage and hour, minimum wage, overtime, discrimination, harassment, retaliation, occupational safety and health, leave, and/or accommodation. During the past five (5) years, there have been no legal demand letters by, on behalf of, or to any current or former independent contractor(s) or employee(s) of the Company, alleging a violation of Law or violation of contract. There is and has been no pending or, to the Knowledge of the Company, threatened Legal Proceeding in which the Company is a party relating to any employee or independent contractor of the Company during the past five (5) years. The Company is not a party to, or otherwise bound by, any order by, consent decree or conciliation agreement with, or citation by, any Governmental Authority relating to any of its employees, independent contractors, or employment practices. The Company is not a party to, or otherwise bound by, any unsatisfied private settlement agreement relating to any of its employees, independent contractors, or employment practices. To the Knowledge of the Company, the Company has not received at any time during the last five (5) years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to any employee or independent contractor of the Company and, to the Knowledge of the Company, no such investigation is pending.

(g)       During the last five (5) years, the Company has not been liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation, social security, or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course). The Company has made all required payments during the last five (5) years to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to its employees and such accounts have positive balances.

(h)       There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability with respect to any current or former employees.

(i)         The Company established the policies, practices and procedures to protect the health and safety of its employees in connection with COVID-19 as described on Schedule 3.20(i).

3.21                       Customers and Suppliers.

(a)       Schedule 3.21(a) sets forth a list of the ten (10) largest customers (the “Major Customers”) and the ten (10) largest suppliers (the “Major Suppliers”) of the Company, as measured by the dollar amount of payments to or purchases therefrom, as applicable, during the during the fiscal years ended on December 31, 2020 and December 31, 2021, showing purchases by and payments to the Company from and to each such supplier and customer during such periods.

(b)       Except as set forth on Schedule 3.21(b), as of the date hereof, no Major Customer or Major Supplier has (i) since June 30, 2021, cancelled, materially altered or reduced or otherwise terminated or, to the Knowledge of the Company, threatened or intends to cancel or otherwise terminate or materially alter, the terms or existence of its relationship with the Company, or (ii) materially decreased the volume or rate of its doing business with, purchases from, or sales to the Company from the volume or rate, as applicable. The Company has not received any written, or to the Knowledge of the Company, oral, notice that any Major Customer or Major Supplier intends to cancel, materially alter or reduce or otherwise terminate the terms or existence of its relationship with the Company, including as a result of the transactions contemplated hereby. There is no material dispute with any Major Supplier or Major Customer.

3.22                       Accounts Receivable and Payable; Inventory.

(a)          All accounts and notes receivable of the Company reflected on the Latest Balance Sheet and all accounts and notes receivable of the Company arising subsequent to the date of the Latest Balance Sheet have arisen in the Ordinary Course, are the result of bona fide, arms’ length transactions in the Ordinary Course. Such receivables, to the extent still outstanding, represent legal, valid, binding and enforceable obligations owed to the Company and, to the Knowledge of the Company, there is no legal defense to the collectability by the Company.

(b)          All accounts payable of the Company reflected on the Latest Balance Sheet and all accounts payable of the Company arising subsequent to the date of the Latest Balance Sheet have arisen in the Ordinary Course, are the result of bona fide transactions in the Ordinary Course, and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Latest Balance Sheet, or, with respect to accounts payable arising after the date of the Latest Balance Sheet, on the accounting records of the Company.

(c)          The Company owns all Inventory free and clear of Liens. All finished goods Inventory (i) is (A) properly packaged and labeled, (B) new, and (C) in conformity with any customer Contracts for which it was ordered which contained requirements for such Inventory. All Inventory (w) is compliant with all Laws, (x) is of a quality usable and salable in the Ordinary Course, (y) has not included any damaged or defective items, and (z) has not included any obsolete items net of the reserve on the Latest Balance Sheet. No Inventory is held on a consignment basis. Other than with respect to reserves as set forth on the Financial Statements, quantities of Inventory are not excessive and reflect levels that are reasonable in the Ordinary Course. All Inventory has been valued at the lower of cost (determined by the first-in first-out method) or market. Since December 31, 2020, the Company has continued to replenish Inventory and to dispose of aging Inventory in the Ordinary Course. All Inventory, other than inventory-in-transit, is held at the Leased Real Property. Attached as Schedule 3.22(c) is a true, correct, and complete listing of all Inventory of the Company as of March 25, 2022.

(d)          To the Knowledge of the Company, Schedule 3.22(d) sets forth a description of each (i) end of life component incorporated into any product of the Company, which description includes the current cost of such end of life component and the product in which such end of life component is incorporated, (ii) Major Component, the supply of which has been in the last 12 months has been delayed by six months or more relative to historical delivery times if ordered from an authorized channel, which description includes the current cost of such Major Component and the product in which such Major Component is incorporated, and (iii) Major Component (and the product in which such Major Component is incorporated), the cost of which has been in the last 12 months increased more than 20% relative to historical cost, which description includes the historical reference cost of such Major Component, the current cost of such Major Component and the product in which such Major Component is incorporated.

3.23                        Finders’ Fees. Except as disclosed on Schedule 3.23, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Stockholder or the Company, or any of their respective Affiliates, who might be entitled to any fee or commission paid by the Stockholder or the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

3.24                        Compliance with Anti-Corruption Laws; Sanctions. The Company is, and has been, in compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-bribery, anti-corruption and anti-money laundering Laws (collectively hereinafter the “Anti-Corruption Laws”), and have not:

(a)       paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any domestic, local, national, provincial, municipal or other government official, “foreign official”, as defined by the FCPA including any political party or official thereof, any candidate for political office, any employee, official, or agent of a public international organization, or any other Person for the purpose of corruptly influencing any act or decision of such person to obtain or retain business, direct business to any person, or to secure any other benefit or advantage in each case in violation of the Anti-Corruption Laws;

(b)       made, attempted or conspired to pay any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person; or

(c)       received any written notice of any claims, charges, proceedings, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court, governmental or private actions with respect to any alleged violation of the Anti-Corruption Laws.

3.25                       Backlog. Schedule 3.25 sets forth a complete and accurate list of, on a purchase order by purchase order basis, of the Company’s Backlog as of March 31, 2022. The Backlog amounts set forth on Schedule 3.25 were determined in the Ordinary Course. The Company has made available to Purchaser true, accurate and complete copies of each purchase order listed on line items 23-24, 28, 30-33, 37-42, 49-57 and 62 in Schedule 3.25, in each case, as amended or otherwise modified and in effect. To the Knowledge of the Company, the Contracts underlying the Company’s Backlog would not reasonably be expected to be materially less profitable on average to the Company (excluding the effect of inflation after the date of the execution of such Contracts) with respect to the category of product covered by such Contracts than Contracts performed by the Company with respect to such categories of products during the preceding twelve months.

3.26                       Warranties; Product Liability; Import/Export.

(a)       Schedule 3.26(a)(i) sets forth the terms of any warranties, indemnitees, or guaranties or similar items offered by the Company for any products or services of the Company during the past three (3) years. Except as set forth in Schedule 3.26(a)(ii), during the past three (3) years there have not been any, and there are no pending, nor to the Knowledge of the Company, threatened in writing, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by the Company where such claim (individually or in the aggregate, whether in a series of related claims or separate claims involving a particular product or product family) is in excess of $20,000 or that are not disclosed or referred to in the Latest Balance Sheet and that are not fully reserved against in the Financial Statements in accordance with the Accounting Principles. All of the services rendered and goods sold by the Company (whether directly or indirectly) have been performed in conformity with all express warranties and, in all material respects, with all applicable Contracts, and the Company has not, and shall not have any, Liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course which are immaterial individually and in the aggregate and not required by GAAP to be disclosed or reserved for in the Financial Statements. Except as set forth in Schedule 3.26(a)(iii), no Contract of the Company with any customer contains any warranty provisions not described in Schedule 3.26(a)(i) that would impose material Liability on such Company. Set forth in Schedule 3.26(a)(iv) is the aggregate amount of warranty claims incurred by the Company during each of the last three (3) completed fiscal years. To the Knowledge of the Company, there is no reason to expect a material increase in the amount of warranty claims of the Company as a percentage of sales with respect to products or services provided prior to the Closing Date.

(b)       None of the Company nor, to the Knowledge of the Company, any employee, representative or agent of the Company has made any marketing or advertising claims, statements or representations that any such Person knows or has reason to believe is or was false in any material respect.

(c)        Except as disclosed in Schedule 3.26(c), there is no claim or, to the Knowledge of the Company, the basis of any claim, against the Company for injury to person or property suffered as a result of the manufacture, sale, or distribution of any product or the performance of any service by the Company, including claims arising out of the alleged defective or unsafe nature of the products or work product of the Company.

(d)       The Company is and has been in compliance with Export Controls and Trade Laws and all applicable Laws relating to any import or export of any inventory, equipment, materials or other supplies or goods purchased or sold or otherwise provided to or obtained by the Company. No assets of the Company have been subject to any seizure, detention, audit, compliance assessment, focused assessment or Legal Proceeding for alleged or actual violation of Export Controls and Trade Laws, including underpayment of import or export duties, Taxes or fees. No employee of the Company is or has been identified on any Restricted Person List. In the last five (5) years, the Company has not been subject to any suspension of import or export privileges or made or provided any materially false statement or omission to any Governmental Authority or to any customer in connection with the importation or exportation of products.

3.27                       Trade Names; Bank Accounts.

(a)       Schedule 3.27(a) sets forth all fictitious or trade names that the Company has been known as or used in the past five (5) years.

(b)       Schedule 3.27(b) is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

3.28                       No Additional Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND THE STOCKHOLDER THAT ARE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, THE COMPANY, THE STOCKHOLDER AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MANY ANY, REPRESENTATIONS, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.28 SHALL IMPAIR ANY CLAIM BY ANY PURCHASER INDEMNIFIED PARTY BASED UPON FRAUD.

IV. REPRESENTATIONS AND WARRANTIES
OF STOCKHOLDER

Stockholder hereby represents and warrants as follows:

4.1                         Ownership. Stockholder is the owner (of record and beneficially) of the Stock and holds free and clear title to the Stock. Except for the Stock, Stockholder does not have any other equity interests in the Company or any rights or options to acquire such interests (either with or without consideration). Stockholder further represents that no Person has any right, title or interest in or to or any option or right to transfer the Stock other than Stockholder.

4.2                          Authorization; Enforceability.

 (a)       Stockholder’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within Stockholder’s capacity, power, and authority and have been duly authorized by all necessary third party action. Stockholder has all requisite capacity, power, and authority to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which Stockholder is or will be a party. This Agreement and each Ancillary Agreement to which Stockholder is or will be a party has been or will be duly executed and delivered by Stockholder.

 (b)       Once executed, this Agreement and each Ancillary Agreement to which Stockholder is or will be a party will constitute, a legal, valid, and binding agreement of Stockholder, enforceable against Stockholder in accordance with their respective terms (subject only to the Enforceability Exceptions).

4.3                          Consents; Non-Contravention. Except as disclosed on Schedule 4.3, no notices to, filings with, or Consent of any Person is necessary for the execution, delivery or performance by Stockholder of this Agreement or the Ancillary Documents to which Stockholder is a party or the consummation by Stockholder of the transactions contemplated hereby or thereby. The execution, delivery, and performance by Stockholder of this Agreement and each Ancillary Agreement to which it is or will be a party does not and will not (a) violate any applicable Law or Order, (b) breach any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Stockholder is a party or by which it or any of its properties or assets may be bound or (c) result in the creation or imposition of a Lien upon the Stock.

4.4                          Litigation. Except as disclosed on Schedule 4.4 there is no Legal Proceeding pending, or to the knowledge of Stockholder, threatened in writing against or affecting such Stockholder, and such Stockholder is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of Stockholder to consummate the transactions contemplated by this Agreement or to otherwise perform his, her, or its obligations under this Agreement or any Ancillary Agreement to which Stockholder is or will be a party.

4.5                          Finders’ Fees. Except as disclosed on Schedule 4.5, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of Stockholder or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 4.5 or required to be paid to the investment banker, broker, finder, or other intermediary set forth thereon shall be paid by the Stockholder.

V. REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Stockholder as follows:

5.1                          Organization. The Purchaser was duly formed, is validly existing, and in good standing as a corporation under the Laws of the State of Delaware, the jurisdiction of its incorporation or formation. The Purchaser has made available to the Stockholder true and complete copies of its Organizational Documents. The Purchaser is not in violation of any provision of its Organizational Documents.

5.2                          Authorization; Enforceability. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder without obtaining any additional approvals or consents (whether internal or from a third-party). The execution and delivery of this Agreement and such Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the Purchaser’s performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been or will be duly executed and delivered by the Purchaser, and once executed, will constitute a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms (subject only to the Enforceability Exceptions).

5.3                          Non-Contravention. Except as disclosed on Schedule 5.3, the execution, delivery, and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party does not and will not (a) violate the Organizational Documents of the Purchaser or any of the Purchaser’s Subsidiaries; (b) violate any applicable Law or Order; or (c) violate, conflict with or result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material contract to which Purchaser is a party.

5.4                          Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, and the Purchaser is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.

5.5                          Finders’ Fees. Except as disclosed on Schedule 5.5, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 5.5 or required to be paid to the investment banker, broker, finder, or other intermediary set forth thereon shall be paid by the Purchaser.

5.6                          Investment Intent. The Purchaser is acquiring the Stock for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing, or otherwise disposing of the Stock in a manner that would violate the registration requirements of the Securities Act. The Purchaser agrees that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such state securities Laws. The Purchaser is able to bear the economic risk of holding the Stock for an indefinite period of time (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.7                          Available Funds. Purchaser has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to pay the Estimated Transaction Consideration, the Transaction Consideration, and all other amounts to be paid by Purchaser pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. Any such facilities or commitments are available as of the date hereof, and will be available as of the Closing, for purposes of consummating the transactions contemplated by this Agreement and are not subject to further due diligence or any other contingency whatsoever other than delivery of a customary borrowing notice. Purchaser has taken all actions required to cause any such financing facilities and commitments to be effective, and each of them is a valid and binding commitment of the Purchaser and, to the Purchaser’s knowledge, the counterparties thereto.

5.8                          Sophisticated Purchaser; Independent Investigation; No Reliance. The Purchaser is a sophisticated purchaser that is able to fend for itself and, in connection with its decision to acquire the Stock, the Purchaser and its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial, legal, and otherwise) of the Company as desired by the Purchaser. The purchase of the Stock by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser are not done in reliance upon any representation or warranty by, or information from, the Stockholder, the Company, or any of their respective Affiliates, employees, or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Disclosure Schedules), and the Purchaser acknowledges that the Company and the Stockholder expressly disclaim any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of the Purchaser’s own investigation, analysis, judgment, and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties by the Company and the Stockholder, as applicable, specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Disclosure Schedules). The Purchaser acknowledges that neither the Company nor the Stockholder have made any representations or warranties to the Purchaser regarding the potential success or profitability of the Company. The Purchaser further acknowledges that none of the Stockholder, the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the transactions contemplated by this Agreement not specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Disclosure Schedules), and none of the Stockholder, the Company, nor any other Person will have, or be subject to, any Liability or responsibility whatsoever to the Purchaser or any other Person resulting from the distribution to the Purchaser or any of the Purchaser’s Representatives (or the omission to so distribute, provide, make available or state) or any Person’s use of any such information, including information set forth in the Information Memorandum or other such publications or data room (including any electronic or “virtual” data room) information provided or made available to the Purchaser or any of the Purchaser’s Representatives, or any other document or information in any form provided or made available to the Purchaser or any of the Purchaser’s Representatives, including management presentations, in connection with the purchase and sale of the Stock and the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 5.8 shall limit Purchaser’s ability to bring a claim or recover any Damages in the event of Fraud.

VI. CERTAIN COVENANTS

6.1                         No Indebtedness or Liens. At or prior to the Closing, the Stockholder shall cause, or shall have caused, the Company to satisfy all outstanding Company Debt, except as disclosed on Schedule 6.1 and included in the Final Adjustment Statement. At or prior to the Closing, the Stockholder shall cause, or shall have caused, the Company to terminate all Liens on or against any assets or equity interests of the Company, other than Permitted Liens or Liens to be released as a result of the Closing Indebtedness Payments.

6.2                         Further Assurances; Transition Assistance. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable in order to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense. From and after the Closing, Stockholder shall provide the services set forth in Exhibit C attached hereto to Purchaser for the periods and on the other terms and conditions set forth in Exhibit C. From and after the Closing, Purchaser shall take commercially reasonable efforts to novate or otherwise modify the USAF Contract to provide that Mechanical Technology, Incorporated (n/k/a Stockholder) is not a contractor / offeror thereunder (such novated or modified USAF Contract, the “USAF Modified Contract”). From and after the Closing for a period of up to 120 days, Purchaser shall cause Company to continue to maintain the physical server that hosts the PeopleSoft ERP application owned by Stockholder and to continue the Company’s backup and disaster recovery plan that covers the on-going system backup of such server, in each case in a manner consistent with the methodology for such matters prior to the Closing. At the earlier of the 120-day anniversary of the date hereof and the termination of any services to be provided by Stockholder to Purchaser pursuant to Exhibit C, Purchaser shall cause the Company to transfer such backup server to Stockholder at a price equal to the book value of such server as of the Closing Date and Purchaser shall no longer be obligated to provide any such backup plans.

6.3                         Indemnification of Directors, Officers and Shareholders.

(a)       From the Closing through the sixth (6th) anniversary thereof, the Purchaser shall cause the Company to indemnify, defend, and hold harmless, to the extent provided in Organizational Documents of the Company as of the date of this Agreement, each Person who was or is made a party or threatened to be made a party to or is involved in any proceeding by reason of the fact that such Person is or was at any time prior to the Closing, a director or officer of the Company (the “Company Indemnified Parties”) against all Damages subject to indemnification under the Organizational Documents of the Company as of the date of this Agreement. Without limiting the foregoing, the bylaws of the Company shall contain, and Purchaser shall cause the bylaws of the Company, to so contain, provisions with respect to indemnification, advancement of expenses, and exculpation of present and former directors of the Company no less favorable than are set forth in Organizational Documents of the Company as of the date of this Agreement. If the Company or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership, or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.3.

(b)       Except as otherwise set forth in this Section 6.3(b), the Stockholder shall maintain for a period of six (6) years after the Closing Date insurance policies covering directors’ and officers’ liability in respect of acts or omissions occurring at or prior to the Closing Date, covering each Person currently covered by the SLNH Existing Policy with respect to such coverage and amounts comparable to the SLNH Existing Policy (collectively, the “SLNH Maintenance Policies”). At Stockholder’s sole discretion, the Stockholder may obtain after the Closing Date a non-cancelable “tail” or “run-off” insurance policy for the remaining portion of the period ending on the sixth (6th) anniversary covering directors’ and officers’ liability in respect of acts or omissions occurring at or prior to the Closing Date, covering each Person currently covered by the SLNH Existing Policy with respect to such coverage and amounts comparable to the SLNH Existing Policy (a “Tail Policy”), which Tail Policy will fully satisfy all obligations with respect to the SLNH Maintenance Policies.

(c)       To the extent Company has paid a Company Indemnified Party, Stockholder shall pay or cause to be paid to Purchaser all insurance proceeds recovered from the SLNH Maintenance Policies or Tail Policy, as applicable, in respect of such indemnification payment by the Company to such Company Indemnified Party. Notwithstanding anything herein or in any Organizational Documents of the Company to the contrary, in no event will Purchaser or any of its Affiliates (including, after the Closing, the Company) be liable for any exculpation, indemnification, reimbursement or other amounts payable to any Company Indemnified Party pursuant to this Section 6.3 or any Organizational Document of the Company in excess of the aggregate amount payable to the Stockholder from the SLNH Maintenance Policies or Tail Policy, as applicable.

(d)       Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser and the Company shall not be obligated to provide any indemnification pursuant this Section 6.3 or any Organizational Document of the Company with respect to any matter that constitutes or results from a breach or violation of any representation or warranty of the Stockholder set forth herein or any breach or failure to perform any covenant of the Stockholder set forth herein or any other matter with respect to which any Purchaser Indemnified Party is eligible for indemnification hereunder.

6.4                         R&W Policy. Neither Purchaser nor its Affiliates will amend, waive, or otherwise modify the R&W Policy in any manner inconsistent with the provisions of Section 2.6(a) – (e) of this Agreement.

6.5                         Non-Competition; Non-Solicitation. The Stockholder acknowledges that it is familiar with the trade secrets and other confidential information of the Business. Therefore, and in further consideration of the compensation to be received by the Stockholder in connection with this Agreement, the Stockholder agrees to the covenants set forth in this Section 6.5 and acknowledges that Purchaser would not have entered into this Agreement but for Stockholder’s agreement to the restrictions set forth in this Section 6.5. For a period of (a) five (5) years commencing on the Closing Date, the Stockholder (the “Restricted Party”) shall not, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, an officer or director (or equivalent) of, any other Person but expressly excluding Brookstone Parties) and (b) two (2) years commencing on the Closing Date, the Restricted Party shall not, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, an officer or director (or equivalent) of, any Brookstone Party):

6.5.1       undertake, participate in, carry on, or be engaged or have any financial or other interest in, or in any other manner advise or assist (where such role includes any function related to management, finance, strategy, marketing, customer service, sales, supplier procurement or relations, or personnel) any other Person in connection with the operation of, a Competing Business anywhere in the Restricted Territory; provided, however, that nothing herein shall prevent such Restricted Party from being a passive owner of capital stock in any company whose shares are publicly traded on a national exchange provided that such ownership is less than five percent (5%) of such company’s total shares outstanding and such Restricted Party has no other relationship with such company;

6.5.2       other than with respect to the individuals disclosed on Schedule 6.5.2, solicit, entice, encourage, or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee or consultant (including any Person who has been an employee or consultant of Purchaser, the Company or their respective Affiliates at any time during the twelve (12) month period preceding the Closing) of the Purchaser, the Company, or their respective Affiliates to resign or leave the employ of the Purchaser, the Company, or their respective Affiliates, or otherwise hire, employ, engage or contract any such employee or consultant to perform services other than for the benefit of the Purchaser, the Company, or their respective Affiliates (as applicable);

6.5.3       solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer or supplier of the Purchaser, the Company, or their respective Affiliates (including any Person who has been a customer of Purchaser, the Company or their respective Affiliates at any time during the period of twelve (12) months before the Closing) to alter, reduce or terminate its business relationship with the Purchaser, the Company, or their respective Affiliates for the direct or indirect benefit of any Competing Business. The Purchaser acknowledges and agrees that the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants, or independent contractors shall not constitute a violation of Section 6.5.2.

For a period of five (5) years commencing on the Closing Date, (x) the Stockholder shall not, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, an officer or director (or equivalent) of, any other Person) make or publish any statement or communication which is disparaging with respect to any of Purchaser, the Company, or their respective Affiliates, members, officers, managers, directors, employees or agents and (y) the Purchaser shall not, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, an officer or director (or equivalent) of, any other Person) make or publish any statement or communication which is disparaging with respect to any of Stockholder or their respective Affiliates, members, officers, managers, directors, employees or agents; provided, however, that none of the following shall be restricted by the foregoing clauses (x) and (y): (i) reasonable statements of disagreement that a Party makes for the purpose of protecting or enforcing any of its rights or interests hereunder or defending against any claim of such Party, (ii) testimony under oath pursuant to a legal proceeding as well as documents produced, provided and/or filed in connection with such proceedings; (iii) information provided to, or assistance otherwise provided in connection with any legal or regulatory proceeding brought by any governmental body; or (iv) disclosure of information required by law.

The Parties acknowledge and agree that each Party and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 6.5 by the other Party and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this Section 6.5, each Party and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the other Party, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 6.5 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of a Party against the other Party, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by such Party of any restrictive covenant contained in this Section 6.5. Each Party has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 6.5, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code. If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.5 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by the Stockholder of this Section 6.5, the five (5) year period or two (2) year period, as applicable, described in Section 6.5.1 to 6.5.3 above shall be tolled until such breach or violation has been duly cured. Each Party agrees that the restrictions contained in this Section 6.5 are reasonable.

6.6                          Public Announcements. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Purchaser are listed, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of (a) the Stockholder (in the event of a press release or announcement by the Purchaser or any Affiliate thereof) or (b) the Purchaser (in the event of a press release or announcement by the Company, Stockholder, or any of their respective Affiliates); provided, however, that the foregoing shall not restrict Purchaser or Stockholder from making disclosures to (i) its and its Affiliates’ Representatives, (ii) its Affiliates’ investors in connection with summary information about Purchaser or its Subsidiaries or Affiliates’ financial condition, (iii) any of its Affiliates, auditors, financing sources, potential investors or other agents, and (iv) any bona fide prospective purchaser of the equity or assets of any of Purchaser or its Affiliates or Stockholder or its Affiliates, as applicable.

6.7                          Confidentiality. From and after the Closing, the Stockholder shall, and shall cause its respective Affiliates to, hold, and shall use commercially reasonable efforts to cause its respective Representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Business, except to the extent that the Stockholder can show that such information (i) is generally available to and known by the public through no fault of the Stockholder or any of its respective Affiliates or Representatives; or (ii) is lawfully acquired by the Stockholder or any of its respective Affiliates or Representatives from and after the Closing from sources unrelated to Purchaser or the Stockholder which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Stockholder or any of its respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Stockholder shall promptly notify Purchaser in writing and shall disclose only that portion of such information which the Stockholder is advised by its counsel in writing is legally required to be disclosed.

VII. TAX MATTERS

The following provisions of this Article VII shall govern the allocation between the Purchaser and the Stockholder of responsibility for certain Tax matters involving the Company following the Closing Date. In the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.

7.1                        Preparation of Tax Returns; Tax Refunds.

(1)          338(h)(10) Election; Income Tax Returns for the Company

(a)       338(h)(10) Election. Stockholder and Purchaser, together with their respective Affiliates, will jointly make a timely election provided for by Section 338(h)(10) of the Code (and any corresponding election under applicable state, local, or foreign Tax Law) with respect to the Stock of the Company (the “Section 338(h)(10) Election”). The Parties will file all Tax Returns consistent with such Section 338(h)(10) Election, will not take any action that could cause such Section 338(h)(10) Election to be invalid and will not take any position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, foreign or local Income Tax provision). Purchaser will prepare copies of IRS Form 8023, including any schedules thereto, and any similar state, local or foreign forms (collectively, the “Section 338 Forms”) as may be required, and Stockholder (and its Affiliates) will provide fully executed Section 338 Forms on the Closing Date. The Parties also shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and comparable provisions of each applicable state, foreign and local Law) or any successor provisions. The Transaction Consideration (plus liabilities of the Company, to the extent such liabilities should be included in determining the “adjusted grossed-up basis” as described in Treasury Regulation Section 1.338-5) shall be allocated among the Company’s assets in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign Law, as appropriate) (the “Allocation”). The Transaction Consideration will be allocated in the manner proposed by Purchaser as soon as practicable following the Closing. After the Closing, the Parties shall make consistent use of such Allocation for all applicable Tax purposes and in any Tax Returns filed with the Internal Revenue Service in respect thereof. The Allocation shall be revised to appropriately take into account any other payments made pursuant to this Agreement, and Purchaser shall deliver to Stockholder an amended Allocation reflecting any such revisions. Each Party, their Affiliates and any other applicable Persons (each a “Tax Filing Party”) shall file all Tax Returns consistent with the Allocation (as it may be amended), including IRS Form 8883 (Asset Allocation Statement Under Section 338), using where applicable the “aggregate deemed sales price (ADSP)” and the “adjusted grossed-up basis (AGUB”) as described in Treasury Regulation Sections 1.338-4 and 1.338-5, respectively. None of the Tax Filing Parties shall take any income Tax position inconsistent with such Allocation or agree to any proposed adjustment to the Allocation by any taxing authority without first giving the other parties written notice; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and no Tax Filing Party shall be required to litigate before any Governmental Authority any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

(b)       Closing of Company’s Current Tax Year; Allocation of Taxes for Straddle Periods. For purposes of this Section 7.1(1) and the determination of any liability for Income Taxes, including in the calculation of Working Capital, Purchaser acknowledges and agrees that it is the intent of the Parties that the Tax year of the Company will end for federal Income Tax purposes as of the close of business on the Closing Date. For purposes of determining the Taxes of the Company through a particular date under all provisions of this Agreement, in the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable Period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the portion of the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction of the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. All Selling Expenses Income Tax Deductions that are properly deductible in the federal Income Tax year ending on the Closing Date shall, to the maximum extent permitted by applicable Law, be deducted in Income Tax year ending on the Closing Date (or, for any Straddle Period, allocable to the portion of the Straddle Period ending on the Closing Date.

(c)       Income Tax Returns for Tax Periods Ending on or Before the Closing Date. The Stockholder shall prepare or cause to be prepared and shall file or cause to be filed all Income Tax Returns required to be filed by or include the Company for all taxable periods ending on or prior to the Closing Date including any such Income Tax Returns that are required to be filed by the Company after the Closing Date. All Income Tax Returns attributable to the Company for any Pre-Closing Tax Period shall be filed as soon as reasonably practicable following the Closing Date, and, except as otherwise required by Law, shall be prepared, and all elections with respect to such Income Tax Returns shall be made, in a manner consistent with the prior practice of the Company. The Stockholder shall provide a copy of each such Tax Return to the Purchaser not later than thirty (30) days before its due date (including extensions) and shall permit the Purchaser to review and comment on each such Income Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as may be reasonably requested by Purchaser in writing not later than fifteen (15) days prior to its due date. The Stockholder shall reimburse the Purchaser for Income Taxes imposed on the Company with respect to such periods within 15 days after payment by the Purchaser or the Company of such Taxes but only if and only to the extent that such Taxes are not included as liabilities in the final determination of Closing Working Capital pursuant to Section 2.5 or included in the calculation of Selling Expenses.

(d)       Income Tax Returns for Straddle Periods. The Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all Income Tax Returns required to be filed by the Company for all Straddle Periods, if any. The Purchaser shall provide a copy of each such Tax Return for a Straddle Period to the Stockholder’s Representative not later than thirty (30) days before its due date (including extensions) and shall permit Stockholder to review and comment on each such Income Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as may be reasonably requested by the Stockholder in writing not later than fifteen (15) days prior to its due date. The Stockholder shall pay to the Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date but only if and only to the extent that such Taxes are not included as liabilities in the final determination of Closing Working Capital pursuant to Section 2.5 or included in the calculation of Selling Expenses.

(2)          Non-Income Tax Returns for the Company. Except as provided in Section 7.1(1)(c), the Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed after the Closing Date. In the event that the Purchaser could reasonably anticipate that any claim might be made against the Stockholder with respect to any such Tax Return, the Purchaser shall permit the Stockholder to review and comment on each such Tax Return described in the preceding sentence prior to filing and consider in good faith revisions to such Tax Returns as are reasonably requested by the Stockholder. The Stockholder shall pay to the Purchaser within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date but only if and only to the extent that such Taxes are not included as liabilities in the final determination of Closing Working Capital pursuant to Section 2.5 or included in the calculation of Selling Expenses. For purposes of this Section 7.1(2), in the case of any Taxes that are imposed on a periodic basis and are payable for any taxable period that constitutes a Straddle Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, payments or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income, payments or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended at the close of business on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(3)          The Purchaser and the Stockholder shall cooperate fully in connection with the filing of the Tax Returns pursuant to this Section 7.1 and, subject in all respects to the provisions of Section 7.2, in connection with any audit, litigation or other proceeding with respect to the Taxes of the Company. Such cooperation shall include, to the extent reasonable under the circumstances, the furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Purchaser and the Stockholder shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including with respect to the transaction contemplated hereby). The Purchaser and the Stockholder shall (a) retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other Parties reasonable written notice before transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Stockholder, as the case may be, shall allow the other Party to take possession of such books and records.

(4)           Any cash Tax refunds (including any amount credited as actual offset against Taxes then owed by the Purchaser or any of its Affiliates, including the Company) that are received by the Purchaser (or its Affiliates, including the Company) on or prior to the 2nd anniversary of the Closing Date shall be for the account of the Stockholder, except to the extent that such amount was taken into account in the determination of final Closing Working Capital pursuant to Section 2.5. The Purchaser shall pay (or cause to be paid) to the Stockholder any such refund within fifteen (15) days after the receipt of such refund, net of the out-of-pocket expenses incurred in connection with such refund and any Taxes imposed on the amount of such refund, provided, however, that the Stockholder shall not be entitled to any such refund relating to a net operating loss carryback or credit carryback relating to a taxable period (or portion thereof) beginning after the Closing Date. If the amount of any such Tax refund is subsequently determined by any Governmental Authority to be less than the amount paid by Purchaser pursuant to this Section 7.1(4), the Stockholder shall promptly pay to Purchaser the amount of any such disallowed Tax refund (including any interest and penalties in respect of such disallowed amount owed to any Governmental Authority).

(5)          Any and all existing Tax Sharing Agreements of the Company shall be terminated as of the Closing Date. After such time, the Company shall not have any further rights or Liabilities thereunder.

(6)          Except to the extent required by Law, neither the Purchaser nor the Company shall make or change any election, change any annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action; in each case with respect to a Pre-Closing Tax Period if such action could reasonably be expected to have the effect of increasing the present or future liability or obligation of the Stockholder to indemnify the Purchaser with respect to Taxes (or reduce the amount of any Tax Refund or similar benefit) pursuant to the provisions hereof.

7.2                          Tax Claims. In the event an examination of any Tax Return is instituted, a claim is made or a deficiency alleged following the Closing relating to the Company, by the IRS or any Governmental Authority, which, if successful, would result in a loss or liability in respect of which indemnity properly may be sought against the Stockholder pursuant to this Agreement (collectively, an “Indemnity Tax Matter”), then the following shall apply:

(1)          After the Company receives actual notice of an examination, claim or alleged deficiency, the Purchaser shall, or the Purchaser shall cause the Company to, promptly (but in any event within ten (10) Business Days) notify the Stockholder in writing of such claim or alleged deficiency; provided any failure to timely notify Stockholder shall not affect Stockholder’s Liability under this Agreement except and solely to the extent Stockholder is prejudiced thereby.

(2)          Upon providing notice to Purchaser no later than ten (10) Business Days following receipt of notice from Purchaser pursuant to Section 7.2(1) above, the Stockholder shall have the right to represent the interests of the Company before the relevant Governmental Authority with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, any such Indemnity Tax Matter. The Purchaser shall have the right (but not the obligation) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the Purchaser’s own expense, separate from counsel employed by the Stockholder, and the Stockholder shall keep the Purchaser informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, allow the Purchaser to consult with it regarding the conduct of or positions taken in any such action.

(3)          Notwithstanding the provisions of Section 7.2(2), the Stockholder shall not settle or compromise any Indemnity Tax Matter without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned, or delayed. All Tax proceedings that Stockholder does not assume the defense of pursuant to this Section 7.2(3) shall be controlled solely by Purchaser; provided, however, to the extent such Tax Proceeding would result in Liability to Stockholder under this Agreement, the Purchaser shall not settle or compromise any Indemnity Tax Matter described in this sentence without the prior written consent of the Stockholder, which shall not be reasonably withheld, conditioned or delayed.

7.3                          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added, goods and services, recording and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest thereon) incurred in connection with the transfer and conveyance of the Stock (notwithstanding the party upon which such Taxes or other fees or charges are otherwise imposed as a matter of Law) (collectively, “Transfer Taxes”), shall be borne equally by Stockholder and Purchaser. Stockholder will timely prepare (subject to Purchaser’s review) and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and, if required by Law, Purchaser will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns. Copies of all such Tax Returns and other documentation and proof of payment with respect to the Transfer Taxes shall be delivered to Purchaser.

VIII. SURVIVAL; INDEMNIFICATION

8.1                          Survival. The representations, warranties, covenants, and agreements of the Parties contained in this Agreement or in any certificates delivered pursuant to this Agreement or in connection herewith shall survive the execution and delivery of this Agreement, the Closing, and thereafter as follows: (a) the representations and warranties contained in this Agreement shall survive until the first (1st) anniversary of the Closing Date; provided that (i) the representations and warranties set forth in Section 3.7 (Tax Matters) shall survive the Closing until the sixtieth (60th) day following expiration of the applicable statute of limitations with respect to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof); and (ii) the representations and warranties set forth in Section 3.1 (Existence and Qualification; Subsidiaries), Section 3.2 (Authorization; Enforceability), Section 3.3(a)(i) (Non-Contravention with Organizational Documents), Section 3.4 (Capitalization), Section 3.14(d) (Title to Assets), Section 3.23 (Finders’ Fee), Section 4.1 (Ownership), Section 4.2 (Authorization; Enforceability) and Section 4.5 (Finders’ Fee) (collectively with the representations and warranties listed in subsections (a)(i) and (ii), the “Fundamental Representations”) shall survive the Closing for a period of five (5) years, and (b) the covenants and agreements contained in this Agreement shall survive the Closing in accordance with the express terms of such covenants or agreement (as applicable, the “Survival Date”). Any claim that has been asserted in accordance with Section 8.4 and that is pending on the Survival Date may continue to be asserted and shall be indemnified against until fully and finally resolved.

8.2                          Indemnification by the Stockholder.

(1)            General. Subject to the terms and conditions of this Article VIII, the Stockholder shall indemnify, defend, and hold harmless the Purchaser and its equity owners, directors, officers, employees, and Affiliates, and, after the Closing, the Company (collectively, the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting from (a) any breach or non-fulfillment of any covenant or agreement made by the Stockholder, (b) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of the Stockholder contained in Article III and Article IV (in each case, as modified by the Disclosure Schedules) (in each case assuming that all qualifications contained in this Agreement as to “material” or “materiality” and all similar phrases and words were deleted therefrom for purposes of determining both the existence of such breach or inaccuracy and the amount of Damages resulting or arising from or relating to such breach or inaccuracy, (c) any Seller Taxes, (d) any Closing Indebtedness or Selling Expenses not discharged at Closing, or (e) any matters set forth in Schedule 8.2(1)(e).

(2)           Exceptions to Indemnification by the Stockholder.

(a)       The Stockholder shall not be liable to Purchaser Indemnified Parties for indemnification under Section 8.2(1)(b) until the aggregate amount of all Damages in respect of indemnification thereunder exceeds $125,000 (the “Basket”), in which event the Stockholder shall be required to pay or be liable for only such Damages in excess of the amount of the Basket, subject to the other limitations set forth herein. The Purchaser Indemnified Parties shall not be indemnified pursuant to Section 8.2(1)(b) with respect to any Damages to the extent the aggregate amount of all Damages for which the Purchaser Indemnified Parties have received indemnification pursuant to Section 8.2(1)(b) has exceeded the Indemnity Escrow Amount (the “Cap”).

(b)       Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 8.2(2)(a) shall not apply to, or limit Liability of any Indemnifying Party for, Fraud or any breach of any Fundamental Representation.

(c)       Notwithstanding anything to the contrary set forth herein, with respect to claims for indemnification under Section 8.2(1)(b) for breaches of Excluded Reps, Liability for breaches of Excluded Reps shall be apportioned as follows: (i) with respect to the first $125,000 of Damages, 100% of such Damages by Purchaser, (ii) with respect to the next $125,000 of Damages, 100% of such Damages by Stockholder, (iii) with respect to the next $500,000 of Damages, 100% of such Damages by Stockholder and (iv) with respect to any Damages in excess of $750,000, 100% by Purchaser; provided, that Liability for a breach of Excluded Reps described in clause (c) of the defined term “Excluded Reps” shall only apply to Liability for Third Party Claims.

(3)           Limitations on Indemnification of the Purchaser Indemnified Parties. In no event shall the Liability of the Stockholder under this Article VIII exceed the amount of the Enterprise Value; provided, however, that this limitation shall not apply to claims based on or Damages arising out of Fraud or claims under Section 8.2(1)(a) or an Indemnity Tax Matter. The Stockholder shall not be obligated to indemnify any Purchaser Indemnified Party for Damages under Section 8.2(1) to the extent that the amount of such Damages was accrued for or counted as a current Liability in the calculation of the Closing Working Capital or was otherwise taken into account in connection with any payment(s) made pursuant to Section 2.5(5).

(4)          Reductions for Insurance Proceeds and Other Recoveries. The amount that the Stockholder is or may be required to pay to any Purchaser Indemnified Party pursuant to this Article VIII, shall be reduced to the extent of any insurance proceeds actually received by such Purchaser Indemnified Party (net of deductibles, collection expenses, premium increases, copays and similar costs and expenses) in respect of such claim. The existence of a claim by a Purchaser Indemnified Party for monies from an insurer or against a third party in respect of any Damages shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Stockholder against an assignment by the Purchaser Indemnified Party to the Stockholder of the entire claim of the Purchaser Indemnified Party for the insurance proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated. Rather, the Stockholder shall make payment in full of the amount determined to be due and owing by it. If a Purchaser Indemnified Party has received the payment required by this Agreement from a Stockholder in respect of any Damages and later receives insurance proceeds or other amounts in respect of such Damages, then such Purchaser Indemnified Party shall hold such insurance proceeds or other amounts in trust for the benefit of such Stockholder and shall pay to such Stockholder, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Damages (net of collection expenses) (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties of such insurance proceeds)).

8.3                          Indemnification by the Purchaser. Subject to the terms and conditions of this Article VIII, the Purchaser will indemnify, defend, and hold harmless the Stockholder, its Affiliates and their respective Representatives and agents (collectively, the “Stockholder Indemnified Parties”) against any and all Damages actually incurred or suffered by the Stockholder Indemnified Parties to the extent resulting from: (a) any failure of any representation or warranty made by the Purchaser in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing, (b) any breach of any covenant or agreement required to be performed by the Purchaser pursuant to this Agreement and (c) any Liability under the USAF Contract to the extent that such Liability: (i) by the terms of the USAF Contract, arises after the Closing and prior to the ending of the effectiveness of the USAF Modified Contract, and (ii) does not constitute a matter for which any Purchaser Indemnified Party is indemnified under this Agreement as a result of a breach by the Stockholder of any covenant, representation or warranty contained in this Agreement.

8.4                          Indemnification Procedures.

(1)           A Person seeking indemnification under this Article VIII (an “Indemnified Party”) shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand, and a good faith estimate of the amount of the claim (to the extent then known), to the Person(s) from whom indemnification is sought hereunder (an “Indemnifying Party”). If the claim is not a Third Party Claim (as defined below), the Indemnifying Party shall have thirty (30) calendar days after delivery of the Notice of Claim to notify the Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted claim for indemnification. If no such objection is received by the Indemnified Party within thirty (30) calendar days after delivery of the Notice of Claim, the claim shall be deemed to be allowed. If an objection is received by the Indemnified Party within thirty (30) calendar days after delivery of the Notice of Claim, the Parties shall attempt in good faith for a period of up to forty-five (45) days to agree upon the rights of the respective parties with respect to such claim, and if no such agreement can be reached and reduced to writing after such good faith efforts have been exercised, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(2)           If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party, the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by any such claimant (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby.

(i) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided that: (x) the Third Party Claim solely seeks (and continues to solely seek) monetary damages, and (y) no conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in subclauses (x) and (y) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim if (i) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, investigation, suit or proceeding unless such action, investigation, suit or proceeding includes allegations against Stockholder or an employee, officer or director of Stockholder as of the Closing Date, (ii) the Liability with respect to such Third Party Claim is with respect to non-Fundamental Representations or with respect to any matter set forth in Schedule 8.2(1)(e), (iii) the insurer under the R&W Policy exercises a right to defend or control such Third Party Claim, or (iv) if a Purchaser Indemnified Party is the Indemnified Party, the party bringing such Third Party Claim is a customer, supplier or other material business partner of a Purchaser Indemnified Party.

(ii) If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within ten (10) calendar days after receipt of the Notice of Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter in such manner as it may deem reasonably appropriate, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense (subject to the limitations set forth herein). If Indemnifying Party elects to assume the defense of any Third Party Claim, unless the Indemnified Party expressly agrees otherwise in writing at the time of such assumption, it shall be conclusively determined for purposes of this Agreement that the Indemnifying Party is required to indemnify and hold harmless the Indemnified Parties from and against the Damages that any such Indemnified Party may suffer directly or indirectly as a result of or relating to such Third Party Claim (subject to the limitations set forth in this Article VIII).

(iii) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all Liability in respect of such Third Party Claim, (B) grants any injunctive or equitable relief, (C) requires any monetary payment (other than a payment subject to, and only to the extent of, the Basket) which is not concurrently paid in full from the Indemnity Escrow Amount or paid directly by the Indemnifying Party, or (D) involves any finding or admission of any violation of any Law or the rights of any Persons by any Indemnified Party or its Affiliates or any Person for whom any Indemnified Party would be financially responsible. The Indemnified Party shall not have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 8.4(2), without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Each of the Parties shall and shall cause their Affiliates (and their respective officers, directors, employees, consultants, and agents) to make available to the other Parties all relevant information in his, her, or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof. The Indemnifying Party shall be subrogated to the rights and claims of the Indemnified Party with respect to any Losses paid by the Indemnifying Party under this Article VIII.

Notwithstanding the foregoing, if the Third Party Claim involves an Indemnity Tax Matter, the procedures set forth in Section 7.2 shall supersede the procedures set forth in this Section 8.4(2).

8.5                          Determination of Claims; Payment.

(1)           A claim for indemnification under this Article VIII shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under Section 8.4(1), (b) entry of any final judgment or award rendered by a court of competent jurisdiction and the expiration of time in which to appeal therefrom, (c) full execution of a settlement of a Third Party Claim in the manner and in accordance with the provisions set forth in Section 8.4(2), or (d) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim (each, a “Final Claim”).

(2)          Any Final Claim brought by any of the Purchaser Indemnified Parties pursuant to Section 8.2(1)(b) for breaches of representations (other than any breaches of Fundamental Representations and other than any breaches that constitute Fraud) shall be satisfied from the Indemnity Escrow Amount (to the extent available unclaimed Indemnity Escrow Funds remain in the Escrow Account), and Purchaser and the Stockholder shall issue a Joint Instruction to the Escrow Agent to cause such payment to be delivered to the applicable Purchaser Indemnified Party promptly following the determination of the amount of the Final Claim. Within ten (10) days after the twelve (12) month anniversary of the Closing Date, Purchaser and the Stockholder shall issue a Joint Instruction to the Escrow Agent to cause the Escrow Agent to release to the Stockholder an amount equal to the then-remaining portion of the Indemnity Escrow Funds minus the aggregate amount of any pending or unpaid indemnification claims brought by any of the Purchaser Indemnified Parties pursuant to Section 8.2(1). Once the Indemnity Escrow Funds are depleted or released, the Purchaser Indemnified Parties shall have no further rights to indemnification under Section 8.2(1)(b) against the Stockholder (other than with respect to (i) Fundamental Representations, as provided in and limited by this Article VIII and (ii) Fraud)

(3)          Any Final Claim brought by any of the Purchaser Indemnified Parties pursuant to Section 8.2(1)(b) for breaches of Fundamental Representations (other than any breaches that constitute Fraud) shall be satisfied (i) first, from the Indemnity Escrow Funds (to the extent available unclaimed Indemnity Escrow Funds remain in the Escrow Account), in which event Purchaser and the Stockholder shall issue a Joint Instruction to the Escrow Agent to cause such payment to be delivered to the Purchaser Indemnified Party promptly following the determination of the amount of any Final Claim, (ii) second, by application by Purchaser for recovery under the R&W Policy, if recovery is available thereunder up to the monetary coverage limits of the R&W Policy, and (iii) third, if and only if the monetary coverage limits of the R&W Policy have been exhausted, by wire transfer of immediately available funds from the Stockholder to an account designated in writing by the applicable Purchaser Indemnified Parties, within ten (10) days after the determination of the amount of a Final Claim.

(4)          Any Final Claim brought by any of the Purchaser Indemnified Parties pursuant to Section 8.2(1)(a), (c), (d) or (e) shall be satisfied by wire transfer of immediately available funds from the Stockholder to an account designated in writing by the applicable Purchaser Indemnified Parties, within ten (10) days after the determination of the amount of a Final Claim.

(5)          Any Final Claim brought by any of the Stockholder Indemnified Parties pursuant to Section 8.3 shall be satisfied by wire transfer of immediately available funds from Purchaser to an account designated in writing by the applicable Stockholder Indemnified Parties, within ten (10) days after the determination of the amount of a Final Claim.

8.6                         Miscellaneous Indemnification Provisions.

(1)          Exclusive Remedy. Except as provided in Section 2.5, and other than with respect to claims based on or Damages arising out of Fraud, (a) the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, fraud, or otherwise, and whether asserted against the Company, its respective officers, directors or employees, the Stockholder or any other Person, and (b) each of the Parties, on behalf of itself and its equity owners, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other Party or its and its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant, and agreement in this Agreement, except pursuant to the express provisions of this Article VIII. Notwithstanding the foregoing restrictions, each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and therefore each Party may be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.

(2)           Transaction Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Income Tax purposes, unless otherwise required by Law.

(3)           No Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party hereto be liable to any other Person for any punitive Damages of such other Person (other than such Damages that are paid to third parties).

(4)           Good Faith; Mutual Cooperation; Duty to Mitigate. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or Liability with respect to which the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder, including by making such efforts to mitigate or resolve any such claim or Liability as are required by applicable Law. Notwithstanding anything to the contrary contained herein, the Stockholder hereby waives and acknowledges and covenants that it shall not exercise or assert any right of contribution or right to indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which the Stockholder may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

IX. MISCELLANEOUS.

9.1                          Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any party to another party will be in writing and will be given to such party (a) at its address set forth in Annex I attached to this Agreement or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, or (b) if such party is the Stockholder, at the address of the Stockholder set forth in Annex I or to such other address(es) as may hereafter be specified in a written notice to the Purchaser. Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail, with a copy contemporaneously being sent pursuant to clauses (x) or (y) above.

9.2                          Amendments and Waivers.

(1)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Stockholder (or by any successor to such Party), or in the case of a waiver, by the party against whom the waiver is to be effective.

(2)           No failure or delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

9.3                          Expenses. The Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates) in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation, or execution of this Agreement or any documents or agreements contemplated hereby, or the performance or consummation of the transactions contemplated by this Agreement. The Stockholder will pay or cause to be paid the Selling Expenses. Notwithstanding the foregoing, Transfer Taxes shall be paid as set forth in Section 7.3.

9.4                          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of (i) in the case of an assignment or transfer by the Stockholder, the Purchaser, or (ii) in the case of an assignment or transfer by the Purchaser, the Stockholder; except that (a) the Purchaser may assign any of its rights (but not its obligations) under this Agreement to any Affiliate, and (b) the Purchaser and its Affiliates may assign their rights (but not their obligations) under this Agreement to any of their financing sources as collateral security.

9.5                         Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties and such permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding the foregoing, the Purchaser Indemnified Parties and the Stockholder Indemnified Parties not party hereto are third party beneficiaries of Article VIII of this Agreement, and the Affiliates of Purchaser not party hereto are third party beneficiaries of Section 6.5 of this Agreement.

9.6                         Releases.

(1)          For good and valuable consideration, effective as of the Closing, the Stockholder, on behalf of itself and its successors, assigns and Affiliates, as applicable, hereby unconditionally and irrevocably waives, releases and forever discharges the Company, and its directors, officers, employees, agents, and Affiliates of any of the foregoing (collectively, the “Company Released Persons”), from any and all any rights, claims, demands, debts, Liabilities, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, contracts, charges, suits, proceedings, actions, or causes of actions, of any kind whatsoever, known or unknown, suspected or unsuspected, absolute or contingent, in each case, at Law or in equity, which the Stockholder or any of its successors, assigns and Affiliates, as applicable, now has, has ever had or may hereafter have against any such Company Released Person arising contemporaneously with or prior to the Closing, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that, without limiting the foregoing, nothing contained in this Section 9.6(1) shall operate to release any such Company Released Person from any claim by the Stockholder arising out of or relating to (i) this Agreement or any Ancillary Agreement or (ii) Fraud by any Company Released Person that is also a natural Person.

(2)           Effective as of the Closing, the Purchaser, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably waives, releases and forever discharges the Stockholder, its Affiliates and their directors, managers, officers, employees, agents, Representatives, and heirs of any of the foregoing (collectively, the “Stockholder Released Persons”), from any and all rights, claims, demands, debts, Liabilities, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, contracts, charges, suits, proceedings, actions, or causes of actions, of any kind whatsoever, known or unknown, suspected or unsuspected, absolute or contingent, in each case, at Law or in equity, which the Purchaser or its Affiliates (including the Company) now have, has ever had or may hereafter have against any such Stockholder Released Person arising contemporaneously with or prior to the Closing, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that, without limiting the foregoing, nothing contained in this Section 9.6(2) shall operate to release any such Stockholder Released Person from any claim by the Purchaser arising out of or relating to (i) this Agreement or any Ancillary Agreement, or (ii) Fraud.

9.7                          Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to, or application of, any rule or principle related to the conflict of Laws. Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit, or proceeding in the courts of the State of Delaware or of the United States District Court for the District of Delaware (if a basis for federal jurisdiction exists) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

9.8                          WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.9                          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall, taken together, constitute one and the same instrument, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (.pdf), and such signatures shall be treated as original signatures for all applicable purposes.

9.10                        Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

9.11                        Entire Agreement; Construction. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, and is a complete and final integration thereof. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, which the Parties disclaim reliance on, including the Letter of Intent. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

9.12                        Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed, and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal, and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

9.13                        Legal Representation. The Purchaser agrees that, as to all attorney-client communications between and among all counsel for the Stockholder, the Company or their respective Affiliates (including Nixon Peabody), and the Stockholder, the Company or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Stockholder and may be controlled by the Stockholder and will not pass to or be claimed by the Purchaser or any of its Affiliates (including, following the Closing, the Company). The Privileged Communications are the property of the Stockholder and, from and after the Closing, none of the Purchaser, its Affiliates (including, following the Closing, the Company) or any Person purporting to act on behalf of or through the Purchaser or such Affiliates will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Purchaser, and its Subsidiaries (including, following the Closing, the Company), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving the Stockholder or any of its Affiliates. The Privileged Communications may be used by the Stockholder or any of its Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or any of its Subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, the Purchaser and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided, however, that neither the Purchaser nor its Affiliates (including, following the Closing, the Company) may waive such privilege without the prior written consent of the Stockholder.

9.14                        Maintenance of and Access to Records. Subject to Article VII, with respect to the business and financial books and records and the minute books of the Company relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, the Purchaser shall not destroy or dispose of (and shall not cause or permit the destruction or disposal of) any such books and records without first offering (upon reasonable notice) to surrender them to the Stockholder, and (b) upon reasonable notice by the Stockholder, the Purchaser shall permit (or shall cause the Company to permit) the Stockholder and its Representatives to have reasonable access to such books and records (including the right to make, at the Stockholder’s expense, photocopies), during normal business hours as may be required by the Stockholder in connection with any legitimate purpose including, without limitation, in connection with any (i) audit, assessment or investigation by any Governmental Authority, (ii) matter related to insurance coverage, (iii) claims or disputes relating to this Agreement (including, without limitation, claims pursuant to Article VIII hereof) or (iv) Third Party Claims. Purchaser shall not be obligated to provide the Stockholder with access to any such books or records pursuant to this Section 9.14 where such access would (i) violate any Law or (ii) unless subject to a confidentiality agreement, result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality agreement with an unaffiliated third party to which Purchaser or the Company is bound or would reasonably be expected to result in the waiver of any attorney-client privilege or attorney client-work product protections.

9.15                        Purchaser’s Investigation and Non-Reliance. The Purchaser is a sophisticated purchaser that is able to fend for itself and has made its own investigation, review and analysis regarding the Company, the Stock, and the transactions contemplated hereby, together with the Representatives that they have engaged for such purpose. The Purchaser acknowledges that it and its Representative have been provided with access to the Representatives, properties, offices and other facilities, books and records of the Company and other related information, the Purchaser is satisfied with the access that has been granted and Purchaser and its Representatives have not been denied access to any information it has specifically requested. Except for the specific representations and warranties expressly made by the Company and the Stockholder in Articles III and IV (in each case, as modified by the Disclosure Schedules), as applicable, the Purchaser acknowledges and agrees that it is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, at law or in equity, including but not limited to, with respect to the Stockholder or the Company or any of the Company’s business, assets, liabilities, operations, prospects or condition (legal, financial, or otherwise), including with respect to the merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company, the effectiveness or success of any operations, or the accuracy or completeness of any confidential information, memoranda, documents, projections, material or other information (legal, financial or otherwise) regarding the Company furnished to the Purchaser or its Representative or made available to the Purchaser or their Representative in any “data rooms,” “virtual data rooms,” management presentations, projections, due diligence discussions or in any other form in expectation of, or in connection with the transactions contemplated hereby, or in respect of any matter whatsoever, and acknowledges that the Company and the Stockholder have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Neither the Stockholder nor the Company nor any of their Affiliates or Representatives shall have any liability to the Purchaser or any of its Affiliates or Representatives resulting from the use of any information, documents, or materials made available to Purchaser, whether orally or in writing, in any confidential information memoranda, “data rooms,” “virtual data rooms,” management presentations, due diligence discussions or presentations or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Stockholder nor the Company (nor any of their Affiliates or Representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. The Purchaser acknowledges that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that it has made, and is relying exclusively on, its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts). The provisions of this Section 9.15, together with the limited exclusive remedies provided in Article VIII, were specifically bargained-for between the Purchaser, the Stockholder, and the Company in arriving at the consideration to be paid under this Agreement. For the avoidance of doubt, nothing in this Section 9.15 shall limit Purchaser’s ability to bring a claim or recover any Damages in the event of Fraud.

[Remainder of page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

NKX ACQUIROR, INC.

By:
Name: David Castle
Its: President

STOCKHOLDER:

SOLUNA HOLDINGS, INC.

By:
Name: Michael Toporek
Title: CEO

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

NKX ACQUIROR, INC.

By:
Name:
Its:

STOCKHOLDER:

SOLUNA HOLDINGS, INC.

By:
Name: Michael Toporek
Title: CEO

Signature Page to Purchase Agreement

Annex I

to

Stock Purchase Agreement

Notices

To the Purchaser:

NKX Acquiror, Inc.
c/o The Branford Castle Fund, LP
150 E. 58th Street, 37th Floor
New York, NY 10155
Attn: David Castle
Email: dac@branfordcastle.com

with a copy (which shall not constitute notice) to:

Akerman LLP
420 S. Orange Avenue, Suite 1200
Orlando, FL 32801
Attention: Jed Freeland
E-mail: jed.freeland@akerman.com

To the Stockholder:

Soluna Holdings, Inc.
325 Washington Avenue Extension
Albany, NY 12205
Attention: Michael Toporek and Jessica Thomas
Email: michael@soluna.io and jessica@soluna.io

with a copy (which shall not constitute notice) to:

Nixon Peabody, LLP

70 West Madison, Suite 5200

Chicago, Illinois 60602-4378

Attention: Robert A. Drobnak
Email: radrobnak@nixonpeabody.com

Exhibit A

EXAMPLE NET WORKING CAPITAL CALCULATION

[See attached.]

Exhibit B

Escrow Agreement

[See attached.]

Exhibit C
Transition Assistance

1.	For a period of 90 days after the date hereof, Stockholder shall continue its existing bank account maintenance with respect to the collection of Company accounts receivable through Stockholder’s bank accounts.

2.	For a period of 30 days after the date hereof, at a rate of $50 per hour, Stockholder shall provide training to employees of Company and/or Purchaser on the tasks listed below as to the Company’s methodology for performing such tasks prior to the Closing:

a.	review, approval and execution of purchaser orders;

b.	validating credit terms and limits;

c.	contract overview and monitoring (including lease, utilities and various services)

d.	contract negotiations and cost justifications;

e.	regulatory and reporting needs (including providing information about the Company to Governmental Authorities and assistance with export);

f.	credit card processing;

g.	payment run of accounts payable (including checks and wires) and the associated review and approval process;

h.	ordering and stocking of office supplies.

3.	For a period of (i) 30 days after the date hereof, at a rate of $50 per hour, Stockholder shall provide training to employees of Company and/or Purchaser on the tasks listed below as to the Company’s methodology for performing such tasks prior to the Closing and (ii) 5 Business Days after the end of the 5 Business Day period described in the preceding clause (i), Stockholder shall provide oversight (but not approval of any items) of employees of Company and/or Purchaser that perform the tasks listed below:

a.	with respect to accounts payable, weekly payment run;

b.	with respect to accounts receivable, depositing physical checks;

c.	with respect to inventory, calculating and adding new standards to InMass;

d.	with respect to labor application, reviewing human resources entry and applying actual labor expense to job or purchase order; and

e.	review and approval of expense reports.

4.	For a period of no more than 90 days after the date hereof, at a rate of $50 per hour, (a) Stockholder shall provide access to PeopleSoft to Patricia Phillips to permit her to process payroll for the Company’s employees in a manner consistent with the methodology for processing payroll prior to the Closing and (b), if Patricia Phillips is unavailable during such period, Stockholder shall process payroll for the Company’s employees in a manner consistent with the methodology for processing payroll prior to Closing.

5.	For a period of no more than 120 days after the date hereof, at a rate of $50 per hour during the first 90 days and $75 per hour during the next 30 days, Stockholder shall perform the tasks listed below in a manner consistent with the methodology for performing such tasks prior to Closing:

a.	review and approve batches of accounts payable;

b.	review manual stock withdrawals for journal entry into PeopleSoft and related approval and posting;

c.	if requested by Purchaser, send out accounts receivable invoices and follow-up on outstanding accounts receivable; and

d.	closing the monthly books of the Company; provided, however, that Stockholder shall not prepare any financial statements.

6.	For a period of 90 days after the date hereof, at a rate of $50 per hour, Stockholder shall assist Purchaser in transferring the Company’s Avionics insurance policies to Purchaser’s account. During such 90-day period, Stockholder shall not cancel any such insurance policies

7.	For a period of 120 days after the date hereof, at a rate of $50 per hour during the first 90 days and $75 per hour during the next 30 days, Stockholder shall provide Purchaser with a detailed vendor list, the system subledgers that Stockholder is managing at the time of any transition to a new SAPBusiness 1 system from PeopleSoft and such raw data as reasonably requested by Purchaser in connection with such transition if such data is available; provided, that Stockholder shall not have any obligation to cleanse any data or alter the form in which such data is readily available. For the avoidance of doubt, Stockholder shall not provide any assistance in the implementation of such transition from PeopleSoft.

8.	All of the services to be provided by Stockholder under this Exhibit C shall be performed in a commercially reasonable manner, shall only be required to be provided by the then existing personnel of Stockholder and shall only be required to be provided on Business Days.

9.	Stockholder agrees to respond in good faith to any reasonable request by Purchaser for access to any additional services of a nature performed by any of the individuals listed on Schedule 6.5.2 prior to Closing on behalf of the Company that are necessary for the operation of the Business and which are not currently contemplated in Exhibit C. Any such additional services shall be provided at a rate of $50 per hour during the first 90 days after Closing and $75 per hour during the next 30 days thereafter.